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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Steel Dynamics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 22, 2008

To our Stockholders:

        You are cordially invited to attend the Annual Meeting of Steel Dynamics, Inc. The information for the meeting is as follows:

TIME	9:00 a.m. EDT Thursday, May 22, 2008
PLACE	Grand Wayne Center Calhoun Ballroom 120 West Jefferson Boulevard Fort Wayne, Indiana 46802
ITEMS OF BUSINESS	(1)	To elect eleven (11) Directors for a one-year term.
	(2)	To ratify the Audit Committee's appointment of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending December 31, 2008.
	(3)	To approve Steel Dynamics, Inc.'s 2008 Executive Incentive Compensation Plan.
	(4)	To approve an amendment of our Amended and Restated Articles of Incorporation to increase our authorized common stock from 400 million shares to one billion shares.
	(5)	To conduct any other business properly raised at the meeting and any adjournment or postponement of the meeting.
RECORD DATE	You may vote if you were a stockholder of record on March 26, 2008.
2007 ANNUAL REPORT	Our 2007 Annual Report to Stockholders, which is not a part of this proxy soliciting material, is enclosed.
PROXY VOTING	You will be able to vote in one of four ways:
	(1)	Mark, sign, date and return your proxy card in the enclosed envelope.
	(2)	Call the toll-free telephone number on your proxy card and follow the instructions for telephone voting.
	(3)	Visit the web site shown on your proxy card and follow the instructions for voting on the Internet.
	(4)	Vote in person at the meeting.
You may always revoke your proxy before it is voted at the meeting by following the instructions in the accompanying proxy statement.
KEITH E. BUSSE Chairman and Chief Executive Officer
April 4, 2008
This proxy statement and the accompanying proxy are being first sent to stockholders on or about April 4, 2008.

i

Proposal No. 2—Ratification of the Appointment of Independent Registered Accounting Firm as Auditors	18
Audit and Non-Audit Fees	18
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor	18
Proposal No. 3—Approval of Steel Dynamics, Inc. 2008 Executive Incentive Compensation Plan	19
Why We are Seeking Stockholder Approval	20
Summary of How the New Plan Works	20
Proposal No. 4—Approval of an Amendment to our Amended and Restated Articles Of Incorporation to Increase our Authorized Common Stock from 400 Million Shares to 1 Billion Shares	26
Report of the Audit Committee	27
Report of the Compensation Committee	29
Executive Compensation and Related Information	29
Compensation Discussion and Analysis	29
Tables
Summary Compensation Table	42
All Other Compensation	43
Grants of Plan-Based Awards for Fiscal 2007	44
2007 Outstanding Equity Awards at Fiscal Year-End	45
Potential Payments Upon Termination or Change in Control	46
2007 Option Exercises and Stock Vested Table	47
2007 Directors Compensation Table	48
2007 Directors Outstanding Equity Awards at Fiscal Year-End Table	49
Policy for the Review, Approval or Ratification of Transactions with Related Persons	49
Certain Relationships and Related Party Transactions	50
Other Matters	51

ii

STEEL DYNAMICS, INC.
6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804
Telephone: (260) 459-3553

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 22, 2008

Voting Information

        Purpose.    We are providing you with these proxy materials in connection with the solicitation of proxies by our Board of Directors, to be voted at our 2008 Annual Meeting of Stockholders and at any postponement or adjournment thereof. We will hold the meeting on May 22, 2008, beginning at 9:00 a.m. EDT, in the Calhoun Ballroom of the Grand Wayne Center, 120 West Jefferson Boulevard, Fort Wayne, Indiana 46802. Our fiscal year begins on January 1 and ends on December 31. References in this proxy statement to the year 2007, therefore, refer to the twelve-month period ended December 31, 2007.

        We started mailing this proxy statement and the accompanying form of proxy and voting instructions beginning on or about April 4, 2008. We are soliciting proxies from all of our stockholders in order to give all stockholders an opportunity to vote on matters to be presented at the meeting, even if they do not attend in person. In the following pages of this proxy statement, you will find information on matters to be voted on at the meeting or at any adjournment or postponement of the meeting. This Notice of Annual Meeting and Proxy Statement, the proxy and our 2007 Annual Report to Stockholders are also available on our Internet site at www.steeldynamics.com under the heading "Investors."

        Who Can Vote.    You are entitled to notice of and to vote at the Annual Meeting if you were a stockholder of record at the close of business on March 26, 2008. Each common share is entitled to one vote on each matter properly brought before the meeting.

        If your shares of common stock are registered in your name with our transfer agent, Computershare Trust Company, N.A., you are the stockholder of record. But if your shares are held in the name of a broker, custodian, bank, or other nominee, that person is the stockholder of record and you are considered the "beneficial" owner. If you are not present in person at the Annual Meeting, your shares can be voted only if represented by a valid proxy, as described below under "Voting of Shares."

        Shares Outstanding.    On March 26, 2008, there were [188,765,882] shares of common stock outstanding. A list of stockholders entitled to vote at the meeting is available at our corporate headquarters office and will also be available at the meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

        Annual Meeting Webcast.    We will be webcasting this year's Annual Meeting. You may access the webcast at www.steeldynamics.com by selecting "webcast." However, other than our proxy statement and form of proxy, no other information on our website, including the audio webcast, is to be considered a part of our proxy soliciting materials.

        Voting of Shares.    We realize that most of you, our stockholders, will probably not be able to attend the meeting in person. Therefore, it is very important that your shares be represented by proxy. This is because we can only take action at the Annual Meeting, with respect to a particular matter, if a quorum, or majority, of the total number of shares of common stock outstanding and entitled to vote on that matter is present at the Annual Meeting, in person or by proxy. Therefore, we are asking for your proxy to authorize the persons named in the proxy to be present at the Annual Meeting, to represent you, and to vote your shares at the Annual Meeting in accordance with your instructions.

        The effect of you not voting depends on how ownership of your shares is registered and the proposal to be voted upon.

        Voting Shares Held by Brokers, Banks and Other Nominees.    Brokers, banks or other nominees typically hold shares of common stock for many stockholders. In this situation the "registered holder" on our stock register is the broker, bank or nominee in their own or under a different name. This is referred to as holding shares in "street name." In such cases, you, as the actual "beneficial owner" do not appear in our stockholder register. Therefore, for shares held in street name, distributing the proxy materials and tabulating votes are both two-step processes. The broker, bank or other nominee first informs us how many of their clients are beneficial owners and we provide them with that number of sets of proxy materials. Each broker, bank or other nominee then forwards the proxy materials to its clients who are the beneficial owners to obtain their voting instructions. When you receive proxy materials from your broker, bank or other nominee, the accompanying return envelope is addressed to return your executed proxy card to your broker, bank or other nominee. Shortly before the meeting, each broker, bank or other nominee totals the votes and submits a proxy card reflecting the aggregate votes of the beneficial owners for whom it holds shares.

        So if your shares are held by your broker, bank or other nominee, you will need to obtain a proxy voting instruction form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other nominee to vote your shares. This should be routinely included in the proxy materials you receive from your broker, bank or other nominee. If you do not, you should contact that person.

        If you do not give your voting instructions to your broker, bank or other nominee, your broker may represent your shares at the meeting for purposes of obtaining a quorum. However, as more fully described below, in the absence of your voting instruction, your broker may or may not be able to vote your shares. They will be able to vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange under which your broker, bank or other nominee may vote shares held in street name in the absence of your voting instructions. These include the election of directors (Proposal No. 1) and the ratification of the selection of our independent auditors (Proposal No. 2). On non-discretionary items for which you do not give instructions to your broker, bank or other nominee, which includes the approval of the Steel Dynamics, Inc. 2008 Executive Incentive Compensation Plan (Proposal No. 3) and the approval of an amendment of our Amended and Restated Articles of Incorporation to increase our authorized shares of common stock from 400 million to one billion shares (Proposal No. 4), those shares will be treated as "broker non-votes."

        In other words, a "broker non-vote" occurs when a nominee such as a broker, bank or other agent, which holds your shares, does not vote on a particular proposal because you, as the beneficial owner, have not granted your nominee either the discretionary voting power with respect to that particular proposal or specific instructions with respect to that proposal, even though the nominee may vote on another proposal for which it does have discretionary authority or for which it has received instructions. Abstentions will be counted towards the vote total for the total number of votes present and voting on each proposal, and will have the same effect as an "Against" vote. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

        Voting Shares Held in Your Name.    If you are the record owner and if you properly fill in and sign your proxy card and mail it in the enclosed, prepaid and addressed envelope, or if you submit your proxy instructions by telephone or over the Internet, your "proxy"—that is, the persons named in your proxy card—will vote your shares as you have directed.

        With respect to shares you hold in your own name, if you send in your proxy but do not provide voting instructions regarding one or more of the following proposals, your shares will be voted FOR Proposal No. 1 (the election as directors of all nominees listed under "Election of Directors"); FOR Proposal No. 2 (the "Ratification of the Appointment of Independent Registered Accounting Firm as Auditors"); FOR Proposal No. 3 (Approval of the Steel Dynamics, Inc. 2008 Executive Incentive Compensation Plan); FOR Proposal No. 4 (Approval of an Amendment of our Amended and Restated Articles of Incorporation to Increase our Authorized Common Stock from 400 million to 1 billion shares); and FOR discretionary authority to vote on any other matter that may properly come before the meeting.

        In the election of directors (Proposal No. 1), you may vote "FOR" all the director nominees or your vote may be "WITHHELD" from one or more nominees. For all other proposals, you may vote "FOR," "AGAINST" or "ABSTAIN."

        Your Choices on How to Vote by Proxy.    We are offering you four choices of how to vote by proxy:

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  You may vote by mail in the traditional manner by marking, signing, dating and returning your enclosed proxy card (if your shares are registered directly in your name) or voting card (if your shares are registered in the name of your broker, custodian, bank or other nominee) in the enclosed envelope.

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  You may vote by telephone using the toll-free telephone number and instructions shown on your proxy or voting card.

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  You may vote via the Internet by using the web site information and instructions listed on your proxy or voting card.

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  You may vote in person at the meeting.

        We anticipate that telephone and Internet voting will be available 24 hours a day, 7 days a week. Both the Internet and telephone voting instructions are designed to prompt you on how to proceed and you will be able to confirm that your instructions have been properly received and recorded. For both of these methods, you will also need a control number, which is noted on your proxy or voting card. The telephone and Internet voting facilities will close at 8:00 p.m. EDT on May 21, 2008.

        The method by which you vote will not limit your right to vote in person at the meeting if you decide to attend the meeting.

        We do not know of any business to be transacted at the Annual Meeting other than those matters described in this Proxy Statement, and the period for submitting additional proposals to be considered at the meeting has passed. However, should any other matters properly come before the Annual Meeting, including consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the persons named as proxies and acting thereunder will have the discretion to vote on those matters according to their best judgment to the same extent as the person granting the proxy.

        Revocation of a Proxy.    You may revoke your proxy at any time before it is voted at the meeting in one of four ways:

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  Notify our Chief Financial Officer, Theresa Wagler, in writing before the meeting that you wish to revoke your proxy.

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  Submit another proxy with a later date.

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  Vote by telephone or Internet on a later date.

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  Vote in person at the meeting.

        Required Vote.    The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum for all purposes and all proposals. Abstentions and broker non-votes are counted as "present and entitled to vote" for purposes of determining whether a quorum exists. So long as a quorum is present, the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the meeting is needed to elect directors, to ratify the Audit Committee's appointment of Ernst & Young LLP, to approve the Steel Dynamics, Inc. 2008 Executive Incentive Compensation Plan, to approve an amendment of our Amended and Restated Articles of Incorporation to increase our authorized common stock from 400 million to one billion shares, and on any other matters that may properly come before the Annual Meeting.

        Multiple Stockholders Sharing the Same Address.    Under rules adopted by the Securities and Exchange Commission ("SEC"), we are permitted to deliver a single copy of our proxy statement and annual report to stockholders sharing the same address. This process, called householding, allows us to reduce the number of copies of these materials that we must print and mail.

        We have implemented householding for all stockholders who share the same last name and address and, for shares held in "street name," where the shares are held through the same nominee (e.g., all accounts are at the same brokerage firm), so that they are receiving only one copy of the proxy statement and annual report per address.

        However, if you share the same last name and address with other Steel Dynamics stockholders and would like to start or stop householding for your account, you may contact our Investor Relations Department in the manner described below under the heading "Investor Relations Department," including your name, address, account number and, if applicable, the name of your broker or other holder of record. If you are currently receiving multiple copies of our annual report and proxy statement, you may also request householding by contacting us in the same manner. If you hold your shares through a broker, custodian, bank, or other holder of record, you can request householding by contacting that broker, custodian, bank, or other holder of record. If you consent to householding, your election will remain in effect until you revoke it.

        IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON MAY 22, 2008.    This Proxy Statement and our Annual Report to Stockholders are available on the Internet by accessing our website at www.steeldynamics.com under the heading "Investors."

        Cost of Preparing, Mailing and Soliciting Proxies.    We will pay all of the costs of preparing, printing and mailing this proxy statement and of soliciting these proxies. We will ask brokers, custodians, banks, or other holders of record, to forward the proxy materials and our 2007 Annual Report to the persons who were our beneficial owners on the record date. We will also reimburse such brokers, custodians, banks and other holders of record for their expenses incurred in sending proxies and proxy materials to our beneficial owners.

        In addition, proxies may be solicited on our behalf in person or by telephone, e-mail, facsimile or other electronic means, by our officers, directors and employees who will receive no additional compensation for soliciting. We have also engaged the firm of Georgeson & Co. to assist us in the distribution and solicitation of proxies. We have agreed to pay Georgeson & Co. a fee of approximately $6,500 plus expenses for these services.

        Annual Report.    We are including in this mailing a copy of our 2007 Annual Report to Stockholders, including our financial statements for the required periods ended December 31, 2007. The 2007 Annual Report is not, however, a part of this proxy statement.

        Voting Results.    We will publish the voting results on our website at www.steeldynamics.com, at "Investors" following the Annual Meeting, as well as in our Form 10-Q for the second quarter of 2008, which we will file with the SEC.

        Investor Relations Department.    You may contact our Investor Relations Department in one of four ways:

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  writing to Steel Dynamics, Inc., Investor Relations Department, 6714 Pointe Inverness Way, Suite 200, Fort Wayne, Indiana 46804;

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  fax at 260-969-3590 to the attention of the Investor Relations Department;

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  e-mail to investor@steeldynamics.com; or

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  phone the Investor Relations Department at 260-459-3553.

        Stockholder Communications with Directors.    If you wish to communicate with the Board of Directors, with any particular Board committee, or with an individual director, you may do so by sending a communication, marked "Stockholder Communication," in care of our Chief Financial Officer at our corporate offices, 6714 Pointe Inverness Way, Suite 200, Fort Wayne, Indiana 46804. Your letter should indicate that you are a Steel Dynamics stockholder. Our Chief Financial Officer will review each such communication and, depending upon the subject matter, will either forward the communication to the director or committee chair to whom it is addressed, forward it to the Chair of the Corporate Governance and Nominating Committee or to the Company's legal counsel, attempt to deal with the subject matter directly where it is a request for general information about the Company, or not forward or act on the matter where it consists of spam, involves junk mail, contains resumes, is primarily commercial in nature, involves personal grievances or is otherwise irrelevant to the Board governance process.

Governance of the Company

        Corporate Governance Policy.    Our business affairs are managed under the direction of our Board of Directors in accordance with the Indiana Business Corporation Law and our Amended and Restated Articles of Incorporation and Bylaws. The role of our Board of Directors is to effectively govern the affairs of our Company for the benefit of our stockholders and other constituencies. The Board strives to ensure the success and continuity of our Company and its mission through the election and appointment of qualified management, which regularly keeps Board members informed regarding our business and regarding our industry. The Board is also responsible for ensuring that Steel Dynamics, Inc.'s activities are conducted in a responsible and ethical manner. We are committed to the maintenance of sound corporate governance principles.

        We operate under corporate governance principles and practices that are reflected in a set of written Corporate Governance Policies which is available on our website at www.steeldynamics.com at "Investors." These include the following principles:

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  A majority of our directors and all of the members of our Audit, Compensation and Corporate Governance and Nominating Committees are required at the minimum to meet the "independence" requirements of the Nasdaq National Market's Marketplace Rules.

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  The Board and each Board committee have the authority to engage independent legal, financial or other advisors as they deem necessary, at our expense.

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  Our Board, at least annually, engages in a strategic planning meeting and periodically reviews and assesses our strategic plan.

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  Independent and non-employee directors meet in executive session at least quarterly.

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  Our Board and Board committees conduct an annual self-evaluation.

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  Our Board reviews succession planning at least annually.

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  Directors have total access to our officers and employees.

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  Our independent directors utilize input from the Corporate Governance and Nominating Committee and from the Compensation Committee to conduct an annual review of our CEO's performance.

        Committees and Meetings of the Board of Directors.    During 2007, the Board of Directors had three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Our Audit Committee consists of four persons and our Compensation Committee and Corporate Governance and Nominating Committee each consists of three persons.

        Each of our Board committees has adopted a charter that governs its authority, responsibilities and operation. We periodically review, both internally and with the Board, the provisions of the Sarbanes-Oxley Act of 2002, and the rules of the SEC and the Nasdaq Stock Market regarding corporate governance policies, processes and listing standards. In conformity with the requirement of such rules and listing standards, we have adopted a statement of our Corporate Governance Policies, described earlier, and we have adopted a written Audit Committee Charter, a Compensation Committee Charter, and a Corporate Governance and Nominating Committee Charter. The Audit Committee Charter, as well as the charters of the Compensation Committee, and the Corporate Governance and Nominating Committee may all be found on our company website, at www.steeldynamics.com under "Investors—Corporate Governance" or by writing to Steel Dynamics, Inc., Attention: "Investor Relations," 6714 Pointe Inverness Way, Suite 200, Fort Wayne, Indiana 46804 and requesting copies.

        Director Independence.    Each of our three committee charters also require that each member of each committee meet: (1) all applicable criteria defining "independence" that may be prescribed from time to time under Nasdaq Marketplace Rule 4200(a)(15), Rule 10A(m)(3) under the Securities Exchange Act of 1934, and other related rules and listing standards, (2) the criteria for a "non-employee director" within the meaning of Rule 16b-3 promulgated by the SEC under the Securities Exchange Act of 1934, and (3) the criteria for an "outside director" within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code.

        Our Board of Directors also annually makes an affirmative determination that all such "independence" standards have been and continue to be met by the independent directors and members of each of our three committees, that each director qualifying as independent is neither an officer or an employee of Steel Dynamics, Inc. or any of its subsidiaries nor an individual that has any relationship with Steel Dynamics, Inc. or any of its subsidiaries, or with management (either directly or as a partner, stockholder or officer of an entity that has such a relationship) which, in the Board's opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, a director is presumptively considered not independent if:

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  the director, at any time within the past three years, was employed by Steel Dynamics or any of its subsidiaries;

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  the director or a family member received payments from Steel Dynamics or any of its subsidiaries in excess of $60,000 during any period of twelve consecutive months within the preceding three years (other than for Board or Committee service, from investments in the Company's securities or from any Company retirement plan);

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  the director is, or has a family member who is a partner in, an executive officer or controlling stockholder of any entity to which Steel Dynamics made, or from which Steel Dynamics received payments for property or services in the current or in any of the prior three years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more (other than, with other minor exceptions, payments arising solely from investments in the company's securities);

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  the director is a family member of a person who is, or at any time during the three prior years was employed as an executive officer by Steel Dynamics or any of its subsidiaries;

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  the director is, or has a family member who is employed as an executive officer of another entity where at any time within the prior three years any of Steel Dynamics' executive officers served on the compensation committee of the other entity; or

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  the director is, or has a family member who is a current partner of Steel Dynamics, Inc.'s independent auditing firm, or was a partner or employee of that firm who worked on the Company's audit at any time during the prior three years.

        The Board made its independence determination with respect to each director for the year 2007 and for each director nominee for election to the Board of Directors at the 2008 Annual Meeting. The Board has similarly made an additional affirmative determination of independence with respect to each member of the Audit Committee, under the special Audit Committee independence criteria set forth in Rule 4350(d) of Nasdaq's Marketplace Rules.

        The Board determined that during 2007 six of the ten members of our Board of Directors (eleven members from and after October 26, 2007), Frank D. Byrne, M.D., Paul B. Edgerley, Richard J. Freeland, Dr. Jürgen Kolb, James C. Marcuccilli and Joseph D. Ruffolo met all independence requirements, thus at all times constituting a majority of the ten member or eleven member Board. The Board has determined that, for 2008, and if elected at the 2008 Annual Meeting, the same six persons will continue to meet all independence criteria. The Board also determined that four of our ten directors through October 26, 2007, Keith E. Busse, Richard P. Teets, Jr., Mark D. Millett and John Bates, and, after October 26, 2007, Daniel M. Rifkin, were not independent. Messrs. Busse, Teets, Millett and Rifkin are considered inside directors because of their employment and, therefore, not independent. Mr. Bates is considered a non-independent outside director as a result of ownership and control of Heidtman Steel, a substantial purchaser of steel from our Company and, therefore, precluded from being considered independent.

        The Board of Directors held eleven regularly scheduled and special meetings during 2007 and all directors attended at least 75% of the meetings of the Board of Directors and of the various committees on which they served during 2007. Steel Dynamics, Inc.'s independent directors and at times the independent directors and the Company's other non-employee director, meet at regularly scheduled quarterly and occasional special executive sessions without management.

        The Company urges all members of the Board to attend the Annual Meeting. At the 2007 Annual Meeting all ten Board members were in attendance.

        The members of each committee, and the chair of each committee, are appointed annually by the Board.

The Corporate Governance and Nominating Committee.

        The Corporate Governance and Nominating Committee met three times during 2007.

        The members of this Committee during 2007 were Dr. Jürgen Kolb, Richard J. Freeland, Frank D. Byrne, M.D. and James C. Marcuccilli. Dr. Kolb acted as Chair of the Committee.

        The Corporate Governance and Nominating Committee is responsible for:

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  Reviewing and evaluating developments in corporate governance practices, and reporting and recommending to the Board effective corporate governance policies and procedures applicable to the Company, including Board organization, size and composition.

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  Establishing criteria for and identifying, evaluating and recommending to the Board both incumbent and prospective nominees for election as directors by Steel Dynamics' stockholders at each Annual Meeting, as well as for appointments by the Board to fill any director vacancies.

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  Identifying Board members for assignment to various Board committees.

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  Drafting and overseeing a Code of Conduct applicable to our Chief Executive Officer, our Chief Financial Officer and all financial officers and managers, as well as directors and a Company-wide Code of Ethics.

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  Reviewing the performance of Board and Board committee members and making recommendations to the Board concerning the number, function and composition of the Board's committees.

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  Establishing and overseeing management succession planning and implementation.

        When considering a candidate for nomination as a director at an Annual Meeting, or when a vacancy occurs on the Board of Directors, including a vacancy created by an increase in the number of directors, the Corporate Governance and Nominating Committee identifies potential candidates to fill the vacancy. Candidates may be referred or recommended to the Committee from many different sources, including by members of the Committee, referrals by other directors or by community people, by Company officers, by outside persons or advisors, or by a stockholder in accordance with the procedures described below.

        The Committee reviews background information on each candidate, as well as the candidate's accomplishments, experience, skills, business acumen, financial literacy, integrity, independence from management, informed judgment and practical wisdom, collegiality, a commitment to represent the long term interests of our company, its stockholders without a conflict of interest, a willingness to devote the necessary time and attention to our company's business and the needs of the Board, and the nominee's ability to work in and help maintain a productive environment. Generally, the members of the Corporate Governance and Nominating Committee first consider current Board members for re-nomination to the extent they have determined that these persons, through their prior performance, have demonstrated that they meet the applicable criteria and have developed a valuable in-depth knowledge of the Company, its history, its strengths and weaknesses, and its goals and objectives. In the case of a candidate recommended by a stockholder, the Corporate Governance and Nominating Committee may take into account the number of shares held by the recommending stockholder and the length of time that such shares have been held.

        The Corporate Governance and Nominating Committee considers nominees recommended by stockholders. In order to provide the Committee sufficient time to evaluate candidates, stockholders desiring to recommend a director candidate for consideration by the Committee should send such recommendation to Steel Dynamics, Inc., Attention: Chief Financial Officer, 6714 Pointe Inverness Way, Suite 200, Fort Wayne, Indiana 46804, no later than December 15, 2008, who will then forward it to the Committee. Any such recommendation should include a description of the candidate's qualifications for Board service, the candidate's written consent to be considered for nomination and to serve if nominated and elected, stock ownership information, the candidate's resume, information regarding any relationship or understanding between the proposing stockholder, the candidate and any other person or organization and the addresses and telephone numbers for contacting the stockholder and/or the candidate for more information. A stockholder who wishes to nominate an individual as a director candidate at the Annual Meeting of stockholders, rather than recommend the individual to the Corporate Governance and Nominating Committee as a nominee, must comply with the advance notice requirements set forth in this proxy statement under "Stockholders' Proposals for 2009 Annual Meeting." The Committee did not receive any stockholder nominee recommendations for the 2008 Annual Meeting.

The Compensation Committee.

        The members of the Compensation Committee during 2007 were Richard J. Freeland, Joseph R. Ruffolo and Frank D. Byrne, M.D., all of whom were and continue to be independent within the meaning of Nasdaq Marketplace Rule 4200(a)(15), Rule 10A(m)(3) under the Securities Exchange Act of 1934, the definition of a "non-employee director" within the scope of Rule 16b-3 under the Securities Exchange Act of 1934, and the definition of an "outside director" within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code.

        Richard J. Freeland acted as chair of the Compensation Committee during 2007.

        The Compensation Committee is responsible for:

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  Reviewing the performance of our executive officers, including our Chief Executive Officer.

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  Establishing compensation goals, objectives and elements, including performance-based criteria and the relative weight to be accorded to short-term and long-term components.

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  Approving and recommending to the Board, the compensation programs and annual compensation of the Chief Executive Officer and all other executive officers.

  •
  Approving, recommending to the Board, overseeing and acting as the "Administrator" or the "Committee" in connection with our equity and cash-based incentive compensation programs, including but not limited to our 1994 and 1996 Employee Stock Option Plans, our 2003 (and, if approved by stockholders at this Annual Meeting in connection with Proposal No. 3, our 2008) Executive Incentive Compensation Plan and our 2006 Equity Incentive Plan, with the authority to approve and authorize both equity and cash-based awards, options and grants thereunder.

  •
  Approving and recommending to the Board the elements and amounts of compensation for non-employee directors, including the annual cash retainer fees, and any equity-based compensation.

        Our Board of Directors has adopted a written Charter for the Compensation Committee, which it revises from time to time. A copy of our Compensation Committee Charter, as revised, is available on our website at www.steeldynamics.com under "Investors." In addition, the Compensation Committee reviews our Compensation Discussion and Analysis, set forth in this Proxy Statement commencing at page 29, and determines whether it should be included either in our Annual Report on Form 10-K or, alternatively, included in this Proxy Statement and incorporated by reference from this Proxy Statement into our Annual Report on Form 10-K. The Compensation Committee's report is set forth beginning on page 29 of this Proxy Statement.

        During 2007, the Compensation Committee held six committee meetings, and all members of the Compensation Committee attended 75% or more of these meetings.

        Compensation Committee Interlocks and Insider Participation.    None of our current or former officers or employees or any current or former officers or employees of our subsidiaries served as a member of the Compensation Committee during 2007. Moreover, during 2007 (a) none of our executive officers served on the compensation committee of another entity, any of whose executive officers served on our Compensation Committee, and (b) none of our executive officers served as a director of another entity, any of whose executive officers served on our Compensation Committee.

The Audit Committee.

        The Audit Committee met seven times during 2007.

        The members of the Audit Committee during 2007 were Joseph D. Ruffolo, Paul B. Edgerley, Dr. Jürgen Kolb and James C. Marcuccilli, all of whom are independent and all of whom attended at least 75% of the Audit Committee meetings. Messrs. Ruffolo and Edgerley served as Co-Chairs of the Audit Committee.

        Our Board has also determined that all members of our Audit Committee, by virtue of their extensive financial and business experience and training, met and continue to meet the criteria of an "audit committee financial expert," as that term is defined in Item 401(h) of Regulation S-K under the Securities Exchange Act. None of the members of the Audit Committee serve on the audit committee of more than two other public companies.

        The Audit Committee is responsible, among other things, for:

  •
  The review, oversight and monitoring of our financial reporting process and the integrity of our financial statements.

  •
  Reviewing with management the adequacy and effectiveness of our internal, financial and disclosure controls and the development of our internal audit function.

  •
  The qualifications, performance and independence of our independent auditors.

  •
  Risk management and our compliance with legal and regulatory requirements.

        In addition, the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of our independent auditors and both the appropriateness of and the approval of the fees for audit and permissible non-audit services to be provided by the independent auditors. The Audit Committee is also responsible for the establishment of procedures for the receipt, evaluation, disposition, retention and treatment of complaints, if any, regarding accounting, internal accounting controls, auditing matters and matters involving allegations, if any, of fraud, financial mismanagement or irregularities.

        The Audit Committee meets periodically with management and with our independent auditors in the discharge of its responsibilities. The Committee reviews our financial statements and discusses them with management and our independent auditors before those financial statements or the results thereof are publicly released and before they are filed with the Securities and Exchange Commission. The Audit Committee also regularly meets privately with the independent auditors.

        The report of the Audit Committee is set forth in this Proxy Statement beginning at page 27.

        Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the SEC initial reports of beneficial ownership of our common stock and other equity securities or derivatives, as well as reports of changes in beneficial ownership. These individuals are required to provide us with a copy of their required Section 16(a) reports as and when they are filed. Based on our records and information furnished to us by our executive officers and directors, we believe that all Securities and Exchange Commission filing requirements applicable to our directors and executive officers with respect to 2007 were met, with the exception of one report on Form 4 for each of our six independent directors, reflecting their automatic receipt of restricted shares of our common stock on June 1, 2007 pursuant to our 2006 Equity Incentive Plan, which was due June 5, 2007 but, due to our administrative oversight, was not filed (as a Form 5 filing for each) until February 13, 2008.

        Stockholder Proposals for 2009.    Any stockholder satisfying the requirements of the Securities and Exchange Commission's Rule 14a-8 and wishing to submit a proposal to be included in our Proxy Statement for our 2009 Annual Meeting of Stockholders must submit the proposal in writing to our Chief Financial Officer, Theresa Wagler, at 6714 Pointe Inverness Way, Suite 200, Fort Wayne, Indiana 46804, on or before December 15, 2008.

        In addition, any stockholder who has not submitted a timely proposal for inclusion in next year's proxy statement but still wishes to make a proposal at next year's Annual Meeting must deliver written notice to our Chief Financial Officer no later than 60 days nor more than 90 days prior to the first anniversary of the record date for this year's Annual Meeting. Therefore, for our 2009 Annual Meeting, if such a proposal is not delivered prior to January 21, 2009, it may not be presented at the meeting at all. If a proposal is made after December 22, 2008 and prior to January 21, 2009, we will retain the discretion to vote proxies we receive with respect to any such proposals, so long as we include in our next year's proxy statement advice on the nature of any such proposal and how we intend to exercise our voting discretion, and so long as the proponent does not provide us with a written statement within the time frame determined under Securities and Exchange Commission Rule 14a-4(c)(1) that the proponent intends to deliver its own proxy statement and form of proxy with respect to that proposal.

Proposal No. 1
Election of Directors

        Our stockholders will elect eleven directors at the 2008 Annual Meeting. The persons listed below are all incumbent members of our Board, ten of whom were elected at last year's Annual Meeting and the eleventh, Daniel Rifkin, was appointed a director on October 26, 2007, in connection with our acquisition of OmniSource Corporation. All incumbent Board members' service and performance as directors during 2007 were found by the Committee to have been exemplary. Therefore, they have been recommended for nomination and re-election by the Corporate Governance and Nominating Committee and, as such, have been nominated by the Board of Directors. Each director, if elected, will serve until our 2009 Annual Meeting of Stockholders, until a qualified successor director has been elected, or until he resigns or is removed by the Board.

        We will vote your shares as you specify on the enclosed proxy card, or by telephone or Internet. If you do not specify how you want your shares voted, we will vote them FOR the election of all of the nominees listed below.

        If you wish your shares voted for some but not all of the nominees, or if you wish to withhold your vote from some but not all of the nominees, you may so indicate on the proxy card or by telephone or the Internet when you vote your proxy.

        Upon recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated Keith E. Busse, Mark D. Millett, Richard P. Teets, Jr., Daniel M. Rifkin, John C. Bates, Frank D. Byrne, M.D., Paul B. Edgerley, Richard J. Freeland, Dr. Jürgen Kolb, James C. Marcuccilli and Joseph D. Ruffolo.

        Six of the eleven directors of the Company (indicated by asterisk in the following Table of "Information About Directors, Nominees and Executive Officers") are "independent directors" as defined by Section 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market.

        Our Board of Directors has also reviewed all transactions during 2007 with companies or entities in which such directors might have owned any interest, for the purpose of ensuring that such transactions, if any, were approved in accordance with our Statement of Policy For the Review, Approval or Ratification of Transactions With Related Parties, described at page 49, and, further, for the purpose of determining whether any of such transactions impacted the independence of such directors. There were no such transactions. For additional discussion of this issue, we refer you to the section on "Certain Relationships and Related Party Transactions" beginning on page 50. The Board has affirmatively determined that none of such independent directors is an officer or employee of the Company or any of our subsidiaries and none of such persons have any relationships which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

        It is the intention of the persons named in the enclosed proxy to vote the proxy for the election of all eleven of the nominees, unless you withhold authority to vote for the election of any or all of these nominees. Each of the nominees for election as director has indicated his willingness to serve, if elected, but in the event that any nominee at the time of the election is unable to serve or is otherwise unavailable for election, the Board, upon recommendation of the Corporate Governance and Nominating Committee, may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote the proxy for the person so selected. We do not anticipate that any nominee will be unable to serve. If a substitute nominee is not so selected, such proxy will be voted for the election of the remaining nominees.

        The following table provides information, as of the date of this proxy statement, about each incumbent member of the Board of Directors, all of whom are nominees for election as directors. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies for which he serves as a director. None of the director nominees serves as a director of an investment company under the Investment Company Act of 1940, as amended.

        Information about the number of shares of common stock beneficially owned by each director appears later in this proxy statement under the heading "Beneficial Stock Ownership of Directors, Executive Officers and Persons Owning More than Five Percent of the Company's Common Stock."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR EACH OF THE FOLLOWING NOMINEES:

Keith E. Busse	Paul B. Edgerley
Mark D. Millett	Richard J. Freeland
Richard P. Teets, Jr.	Dr. Jürgen Kolb
Daniel M. Rifkin	James C. Marcuccilli
John C. Bates	Joseph D. Ruffolo
Frank D. Byrne, M.D.

INFORMATION ABOUT DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

        The following information, including the name, age, five-year business experience and year each person became a director or executive officer, is furnished with respect to each director, including the eleven nominees for election as a director (indicated by an "X" in the "Director Nominee" column), the Chief Executive Officer and the four next highest paid executive officers (the "Named Executive Officers") of the Company.

Name	Age	Position(s)	Director Nominee	Has Served as Director Since	Year When Term as a Director Expires
Keith E. Busse	65	Chief Executive Officer and Director	X	1993	2008
Mark D. Millett	48	Executive Vice President, President and Chief Operating Officer for Flat Rolled Steels and Ferrous Resources, and Director	X	1993	2008
Richard P. Teets, Jr.	53	Executive Vice President, President and Chief Operating Officer for Steel Shapes and Building Products, and Director	X	1993	2008
Daniel M. Rifkin	53	Executive Vice President, President and Chief Operating Officer for Metals Recycling, and Director	X	2007	2008
John C. Bates	64	Director	X	1994	2008
Frank D. Byrne, M.D.	55	Director*	X	2005	2008
Paul B. Edgerley	52	Director*	X	2002	2008
Richard J. Freeland	71	Director*	X	2000	2008
Dr. Jürgen Kolb	65	Director*	X	1996	2008
James C. Marcuccilli	57	Director*	X	2005	2008
Joseph D. Ruffolo	66	Director*	X	1999	2008
Theresa E. Wagler	37	Chief Financial Officer
Gary E. Heasley	43	Executive Vice President for Strategic Planning and Business Development

*
Indicates an "independent director"

        The business experience of each of the directors for at least the past five years is summarized below:

        Keith E. Busse    has been our Chief Executive Officer and a director since 1993. From 1993 until May 2007, Mr. Busse was also our President. Prior to 1993, for a period of twenty-one years, Mr. Busse worked for Nucor Corporation, where he last held the office of Vice President. Mr. Busse is a co-founder of our Company. Mr. Busse is also a director of Tower Financial Corporation, a publicly held bank holding company.

        Mark D. Millett    has been our Executive Vice President, President and Chief Operating Officer for Flat Rolled Steels and Ferrous Resources since May 2007. From 1993 to May 2007, Mr. Millett was Vice President and General Manager of our Flat Roll Division. Prior to 1993, Mr. Millett worked for

Nucor Corporation, which he joined in 1982. Mr. Millett is a co-founder of our Company and has been a director since 1993.

        Richard P. Teets, Jr.    has been our Executive Vice President, President and Chief Operating Officer for Steel Shapes and Building Products since May 2007. From 1993 to May 2007, Mr. Teets was Vice President and General Manager of our Structural and Rail Division. Prior to 1993, Mr. Teets worked for Nucor Corporation, which he joined in 1987. Mr. Teets is a co-founder of our Company and has been a director since 1993.

        Daniel M. Rifkin    has been our Executive Vice President, President and Chief Operating Officer for Metals Recycling since October 2007. Prior to that, and since June 2007, Mr. Rifkin was President and Chief Executive Officer of OmniSource Corporation, a scrap metal recycling company, which we acquired in October 2007. Prior to June 2007, Mr. Rifkin was OmniSource's Vice President and Chief Operating Officer. Mr. Rifkin was appointed as a director is October 2007, incident to the OmniSource acquisition.

        John C. Bates    is the President and Chief Executive Officer and a director of Heidtman Steel Products, Inc., which he joined in 1963, and for which he has served as its President and Chief Executive Officer and a director since 1969. Mr. Bates is a co-founder of our Company and has been a director since 1993. Heidtman Steel is our largest customer for our steel products.

        Frank D. Byrne, M.D.    is currently President of St. Marys Hospital Medical Center in Madison, Wisconsin. Previously, he served eight years as President and Medical Director of Parkview Hospital in Fort Wayne, Indiana. Prior to that, Dr. Byrne practiced pulmonary and critical care medicine in Fort Wayne. He is currently a member of the board of directors of Lincare Holdings, Inc., a publicly traded medical equipment company, and serves on its audit committee. Dr. Byrne has been a director since 2005 and is a member of both our Compensation Committee and of our Corporate Governance and Nominating Committee.

        Paul B. Edgerley    has been Managing Director of Bain Capital, Inc., a venture capital firm, since May 1993 and, from 1990 to 1993, was a general partner of Bain Venture Capital. He is also a director of Keystone Automotive Operations, Inc. and Sensata Technologies, both of them publicly held corporations. Mr. Edgerley has been a director since 2002 and is a member of and Co-chair of our Audit Committee.

        Richard J. Freeland    has been the President and Chief Executive Officer for more than twenty-nine years of Pizza Hut of Fort Wayne, Inc. and six affiliated companies that own and operate more than 40 Pizza Hut franchised restaurants in Indiana and Ohio. Mr. Freeland has been a director since 2000 and is a member of our Compensation Committee and our Corporate Governance and Nominating Committee.

        Dr. Jürgen Kolb,    retired, was a member of the executive board of Salzgitter, AG, a German steelmaker, until 2001, and from 1986 to 2001, served as its Director of Sales. Dr. Kolb has been a director since 1996 and is a member of our Audit Committee and our Corporate Governance and Nominating Committee.

        James C. Marcuccilli    has served as President and Chief Executive Officer of STAR Financial Bank, a regional bank based in Fort Wayne, Indiana, since 1997. Mr. Marcuccilli serves as a director of STAR Financial Group, Inc., the holding company parent of STAR Financial Bank, as well as a director of STAR Financial Bank. Mr. Marcuccilli has been a director since 2005 and is a member of our Audit Committee and of our Corporate Governance and Nominating Committee.

        Joseph D. Ruffolo    has been a principal in Ruffolo Benson LLC, a business and financial consulting firm, since 1994. Prior to that, Mr. Ruffolo was the President and Chief Executive Officer of North American Van Lines, Inc. Mr. Ruffolo is a director of Tower Financial Corporation, a publicly held bank holding company. Mr. Ruffolo has been a director since 1999 and a member and Co-Chair of our Audit Committee and a member of our Compensation Committee.

Security Ownership of Directors and Executive Officers

        The following table shows how much Steel Dynamics, Inc common stock the directors, director nominees, the Named Executive Officers, and all directors, nominees and executive officers as a group beneficially owned as of March 26, 2008. The Named Executive Officers include the Chief Executive Officer and the four next most highly compensated executive officers, based upon compensation earned during 2007. For purposes of the following table, beneficial ownership is determined in accordance with the rules of the SEC.

	Beneficial Ownership as of March 26, 2008
Name	Current Beneficial Holdings	Shares Subject to Options†	Total	Percent Owned*
Named Executive Officers
Keith E. Busse(1)	2,009,884	19,004	2,028,888	1.06%
Mark D. Millett(2)	2,779,236	77,928	2,857,164	1.49%
Richard P. Teets, Jr.(3)	4,869,764	77,928	4,947,692	2.58%
Gary E. Heasley(4)	58,622	30,928	89,550	0.05%
Theresa E. Wagler(5)	33,706	54,432	88,138	0.05%
Other Directors or Nominees
John C. Bates(6)	5,755,166	22,914	5,778,080	3.01%
Paul B. Edgerley(7)	27,466	10,610	38,076	0.02%
Richard J. Freeland(8)	51,682	7,094	64,176	0.03%
Dr. Jürgen Kolb(9)	15,126	7,094	22,220	0.01%
Daniel M. Rifkin(10)	5,635,534	—	5,635,534	2.94%
Joseph D. Ruffolo(11)	5,635,534	22,914	47,388	0.02%
Dr. Frank D. Byrne(12)	7,094	11,162	18,256	0.01%
James C. Marcuccilli(13)	7,094	11,162	18,256	0.01%

Directors and Executive Officers as a Group (13 persons)	21,280,240	353,170	21,633,418	11.28%

†
Represents currently exercisable options and options exercisable within 60 days.

*
Assumes exercise of all stock options (for 3,086,968 shares) currently exercisable or exercisable within 60 days, with a corresponding increase in the number of outstanding shares from 188,765,882 on the record date to 191,852,850.

(1)
Chief Executive Officer and a director. Includes 31,266 shares that are not yet vested, awarded for 2007 and 2006, pursuant to our 2003 Executive Incentive Compensation Plan.

(2)
Executive Vice President, President and Chief Operating Officer for Flat Rolled Steels and Ferrous Resources and a director. Includes 18,090 shares that are not yet vested, awarded for 2007 and 2006, pursuant to our 2003 Executive Incentive Compensation Plan.

(3)
Executive Vice President, President and Chief Operating Officer for Steel Shapes and Building Products and a director. Includes 32,000 shares of common stock owned by Mr. Teets' spouse, with respect to which Mr. Teets disclaims beneficial ownership. Includes 18,098 shares that are not yet vested, awarded for 2007 and 2006, pursuant to our 2003 Executive Incentive Compensation Plan.

(4)
Executive Vice President for Strategic Planning and Business Development. Includes 12,768 shares that are not yet vested, that were awarded for 2007 and 2006, pursuant to our 2003 Executive Incentive Compensation Plan.

(5)
Chief Financial Officer. Includes 7,290 shares that are not yet vested, that were awarded for 2007 and 2006, pursuant to our 2003 Executive Incentive Compensation Plan.

(6)
Director. Consists of all shares of common stock held of record by Heidtman Steel Products, Inc., of which Mr. Bates is the President and Chief Executive Officer. Shares in option column represent stock options, currently exercisable or exercisable within 60 days, previously issued to Mr. Bates pursuant to our stockholder approved Non-Employee Director Stock Option Plan.

(7)
Director. Shares in option column represent stock options, currently exercisable or exercisable within 60 days, previously issued to Mr. Edgerley pursuant to our stockholder approved Non-Employee Director Stock Option Plan.

(8)
Director. Shares in option column represent stock options, currently exercisable or exercisable within 60 days, previously issued to Mr. Freeland pursuant to our stockholder approved Non-Employee Director Stock Option Plan.

(9)
Director. Shares in option column represent stock options, currently exercisable or exercisable within 60 days, previously issued to Dr. Kolb pursuant to our stockholder approved Non-Employee Director Stock Option Plan.

(10)
Executive Vice President, President and Chief Operating Officer for Metals Recycling and a director, since October 26, 2007. Mr. Rifkin's compensation from October 26, 2007 did not render him a Named Executive Officer for 2007. Includes 104,504 shares held by Mr. Rifkin as trustee for the benefit of Mr. Rifkin's children, with respect to which Mr. Rifkin disclaims beneficial ownership.

(11)
Director. Includes 4,000 shares held in Mr. Ruffolo's retirement plan. Also includes 2,600 shares held by Mr. Ruffolo's spouse, with respect to which he disclaims beneficial ownership. Shares in option column represent stock options, currently exercisable or exercisable within 60 days, previously issued to Mr. Ruffolo pursuant to our stockholder approved Non-Employee Director Stock Option Plan.

(12)
Director. Shares in option column represent stock options, currently exercisable or exercisable within 60 days, previously issued to Dr. Byrne pursuant to our stockholder approved Non-Employee Director Stock Option Plan.

(13)
Director. Shares in option column represent stock options, currently exercisable or exercisable within 60 days, previously issued to Mr. Marcuccilli pursuant to our stockholder approved Non-Employee Director Stock Option Plan.

Security Ownership of Certain Beneficial Owners

        Five Percent Holders.    The following table shows each person who, based upon their most recent filings with the Securities and Exchange Commission, and based upon a total of 190,324,402 shares outstanding at December 31, 2007, beneficially owns more than 5% of our common stock. Number of shares shown reflect two-for-one stock split effective March 19, 2008:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
TPG-Axon Capital Management, LP 888 Seventh Avenue 38th Floor New York, NY 10019	14,000,000	7.4%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	10,765,558	5.7%

(1)
Based on February 14, 2008 filing of Schedule 13G/A with the SEC. Represents 14,000,000 shares over which it exercises both shared voting power and shared dispositive power.

(2)
Based on February 14, 2008 filing of Schedule 13G with the SEC. Represents 8,553,258 shares over which it exercises shared voting power, and 10,765,558 shares over which it exercises shared dispositive power.

Proposal No. 2
Ratification of the Appointment of Independent
Registered Accounting Firm as Auditors

        In accordance with the provisions of the Sarbanes-Oxley Act of 2002, the Audit Committee has appointed Ernst & Young LLP as our independent registered accounting firm, to conduct our annual audit for the year 2008. Although not legally required but in accordance with established policy, we are submitting this appointment to stockholders for ratification. In the event the appointment is not ratified by a majority of votes cast, in person or by proxy, we anticipate that no change in auditors would be made for the current year, because of the difficulty and expense of making any change mid-year. However, any such vote would be considered in connection with the independent registered public accounting firm's appointment for 2009.

        Ernst & Young LLP conducted our annual audit for 2007, and we believe that representatives of Ernst & Young LLP will be present at the meeting, will make themselves available at the meeting to respond to appropriate questions from stockholders, and, if the representatives desire, will have an opportunity to make a statement.

The Board of Directors recommends a vote FOR the approval of the appointment of
Ernst & Young LLP as our independent registered accounting firm for 2008.

        Audit and Non-Audit Fees.    The following table presents fees paid for professional audit services rendered by Ernst & Young LLP, an independent registered accounting firm, for the audit of our annual financial statements for the years ended December 31, 2007 and 2006.

	2007	2006
Audit Fees	$1,205,000	$709,000
Audit-Related Fees	7,300	18,000
Tax Fees	192,000	244,000
All Other Fees	1,700	102,000

	$1,406,000	$1,073,000

        Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor.    Consistent with SEC policies regarding auditor independence, the Audit Committee must pre-approve all audit and permissible non-audit services provided by our independent auditors. Our Non-Audit Services Pre-Approval Policy covers all services to be performed by our independent auditors. The policy contemplates a general pre-approval for all audit, audit-related, tax and all other services that are permissible, with a general pre-approval period of twelve months from the date of each pre-approval. Any other proposed services that are to be performed by our independent auditors, not covered by or exceeding the pre-approved levels or amounts, must be specifically approved in advance.

        Prior to engagement, the Audit Committee will pre-approve the following categories of services. These fees are budgeted, and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year, by category of service.

  1.
  Audit fees include fees for services rendered in connection with the audit of the Company's consolidated financial statements included in the Company's Form 10-K and reviews of financial statements included in the quarterly Form 10-Qs; fees for the audit of Steel Dynamics' internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; subsidiary audits, work performed and other work required to be performed by the independent auditors to be able to form an opinion on our consolidated financial statements. Such work includes, but is not limited to, fees for the review of the Company's valuation of business combinations, services rendered in connection with comfort letters, statutory audits of subsidiaries, and services associated with statutory or regulatory filings or engagements, including SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

  2.
  Audit-related fees include fees for services reasonably related to the performance of the audit or review of our financial statements and internal controls over financial reporting or that are traditionally performed by the independent auditors. Such services during 2007 included services in connection with accounting consultations related to accounting, financial reporting or disclosure matters not classified as "audit services."

  3.
  Tax fees include fees related to services performed by the independent auditors' tax personnel, except those services specifically related to the financial statements, and during 2007 included tax consulting fees (assistance with tax audits and appeals, tax advice relating to mergers and acquisitions, due diligence assistance regarding tax matters and transfer pricing studies).

  4.
  All other fees include fees related to online research software.

        Applicable SEC rules and the Audit Committee's pre-approval policy permits the delegation of pre-approval authority for services not covered by the Audit Committee's general pre-approval to either of the Co-Chairs of the Audit Committee.

Proposal No. 3
Approval of Steel Dynamics, Inc.
2008 Executive Incentive Compensation Plan

        Background of Need for a New Plan.    Our Board of Directors has approved the Steel Dynamics, Inc. 2008 Executive Incentive Compensation Plan (the "New Plan"), subject to stockholder approval, which is designed to replace our 2003 Executive Incentive Compensation Plan (the "Expiring Plan"). Both the Expiring Plan and the New Plan are performance-based incentive plans, predicated on objectively defined and uniformly applied profitability criteria.

        The basic design and operation of our New Plan, with minor exceptions, is that of the Expiring Plan, which was itself modeled after our original 1996 Plan, the year we commenced business. The minor exceptions where the New Plan differs from the Expiring Plan principally involve

  •
  the formation of an additional category of bonus plan participant to reflect the 2007 management restructuring plan's creation of multi-unit or multi-divisional groups under the direction of currently three Executive Vice Presidents;

  •
  the labels used to describe the bonus pool classifications (with their corresponding potential bonus payouts) into which executives are placed by the Compensation Committee—utilizing numerical categories (e.g., "Category 1 Executive Officer") rather than an actual company title;

  •
  the delegation of additional flexibility to the Compensation Committee to assign executive employees to bonus plan categories, based upon a more objective assessment of the person's contribution to the creation of stockholder value and not necessarily tied to job title;

  •
  the delegation of greater flexibility in the Compensation Committee to annually adjust the formula percentages that go into the calculation of both the potential corporate level bonus pool and the potential operating level bonus amount; and

  •
  investing the Compensation Committee with the authority to create additional future categories of bonus plan participants and to assign participants to those new categories.

        The Expiring Plan has worked well, and the very heart of the "pay for performance" measure, specifically "Adjusted Pre-Tax Net Income," has appropriately resulted in incentive compensation awards that have been both objectively determinable and that have, historically, borne a direct relationship to our operating results. In other words, under the New Plan, as with the Expiring Plan, incentive compensation is entirely both performance-based and objective and directly links a participant's bonus with the nature of that participant's contribution, either at the corporate level alone, at the divisional or operating unit level alone, or at both the corporate and the divisional levels.

        Why We are Seeking Stockholder Approval.    Under Section 162(m) of the Internal Revenue Code, a company may not deduct for tax purposes compensation over $1,000,000 paid to its chief executive officer or its four other most highly compensated executive officers, unless the compensation is "performance-based." Compensation is considered "performance-based" if it will be paid only if the executive officer meets one or more objective performance goals, which may be goals articulated for the company as a whole or for a particular business unit. The performance goals must also be in writing and be set by a compensation committee consisting of two or more members, all of whom must be "outside directors" as defined by the Code. The performance goals must be set before it can be known whether or not the executive officer will meet the goals. The material terms of the performance goals or the means of determining them must also be disclosed to and approved by stockholders before the compensation is paid.

        We believe that the criteria described in the New Plan as the basis for awarding incentive compensation meet all of the necessary requirements and, if approved by stockholders, will render compensation paid under the New Plan fully deductible. In the event that stockholders do not approve, compensation paid to the named executive officers in excess of $1,000,000 each may not be deductible under Section 162(m) of the Code.

Summary of How the New Plan Works.

        The following summary description of the Steel Dynamics, Inc. 2008 Executive Incentive Compensation Plan is qualified in its entirety by reference to the full text of the New Plan, which is attached to this Proxy Statement as Exhibit A.

Effective Date and Term of the New Plan.

        The New Plan is effective January 1, 2008 and will terminate, unless extended or earlier terminated by the Board, on February 28, 2013.

        The Expiring Plan will be terminated, subject only to the remaining rights of holders of restricted shares of Company common stock issued under the Expiring Plan that have not yet vested.

Who is Covered Under the New Plan?

        The New Plan, just as the Expiring Plan, identifies the same two broad classes of covered executive employees who are eligible for incentive compensation: (i) "corporate level" executive employees (some of whom have primarily corporate level responsibilities and some of whom have both major corporate level responsibilities but perform multi-divisional or other significant operating level supervisory responsibilities) and (ii) "operating level" or divisional executive employees, whose primary responsibilities are operational. Each of these two classes of executives in turn comprises several "categories" for Plan purposes.

        There are currently two categories of corporate level executive employees, who have primary corporate level responsibilities are "Category 1 Executive Officers," currently consisting of our Chief Executive Officer, our Chief Financial Officer and our Executive Vice President for Strategic Planning

and Business Development, and "Category 2 Executive Officers," currently consisting of such persons as our Vice President for Tax and Benefits and our Treasurer.

        A third category of corporate level executive employees, "Category 3 Executive Officers," are ones who have both major corporate level responsibilities and substantial multi-divisional or other significant operating level supervisory responsibilities involving the direction and supervision of business groups. Our Category 3 Executive Officers for 2007 consisted of our Executive Vice President for Flat Rolled Steels and Ferrous Resources and our Executive Vice President for Steel Shapes and Building Products.

        There are currently two categories of operating level or divisional level executive employees who have primary operating unit or divisional responsibilities but who also perform some corporate level functions. These consist of Category 4 Executive Officers," currently the Vice President and General Manager of our Structural and Rail Division, the Vice President and General Manager of our Flat Roll Division, and the Vice President and General Manager of our Engineered Bar Products Division, and "Category 5 Executive Officers," currently consisting of the Vice Presidents and General Managers of our Roanoke Bar Division, our Steel of West Virginia Division and the President of our New Millennium Building Systems Division.

        The Compensation Committee may also make changes, within prescribed time limits, to any of the foregoing categories of covered executive employees, including the addition of executive employees, the movement of employees into other categories, or the modification of the categories themselves.

How is Incentive Compensation Determined Under the New Plan?

        There are two components of incentive compensation under the New Plan, both of them performance-based, that are applicable to either one or both of the two classes of covered executive employees. This is unchanged in any material respect from the Expiring Plan.

        The first component, the "Bonus Pool" component, is calculated at the corporate level and is based upon company-wide "Adjusted Pre-Tax Net Income," defined as consolidated net income, before taxes, extraordinary items and bonuses payable to participants under the New Plan, with adjustments for certain start-up expenses associated with significant capital expenditures. For any year under the New Plan, a "Bonus Pool" is first calculated by multiplying consolidated Adjusted Pre-Tax Net Income, minus a measure of return to stockholders, currently 10% of "Average Stockholders Equity," by a percentage amount determined annually by the Compensation Committee. That amount is currently set at 5 1/2%, but the Committee has the authority to raise or lower that percentage within the first ninety days of the year. The resulting Bonus Pool is then allocated among the eligible executive employees who are Bonus Pool Participants in accordance with each "Participant's Bonus Pool Percentage," derived for any participant by a fraction, the numerator of which is equal to the "Participant's Adjusted Base Salary," as defined in the New Plan, and the denominator of which is equal to the sum of all of the Participants' Adjusted Base Salaries.

        Category 1 Executive Officers and Category 2 Executive Officers, as identified in the New Plan, participate solely in this Bonus Pool, with 100% of their incentive compensation, if at all, derived through their participation in this company-wide Bonus Pool.

        Category 3, Category 4 and Category 5 Executive Officers, as identified in the New Plan, derive only part of their incentive compensation through this company-wide Bonus Pool, the other part coming, if at all, from operating level or divisional performance.

        Currently, Category 3 Executive Officers derive half of their incentive compensation through participation in the company-wide Bonus Pool and half of their incentive compensation through a bonus formula based upon the aggregate performance of the various divisions or business units that report to them. Category 4 and Category 5 Executive Officers currently derive only 25% of their incentive compensation through participation in the company-wide Bonus Pool and 75% of their incentive compensation through a bonus formula based upon the division or business unit for which they are responsible.

        The operating level bonus formula is based upon divisional, multi-divisional or business unit performance—specifically a formula based on a "Return on Assets" calculation. Accordingly, unlike Category 1 and Category 2 Executive Officers, who participate only in the company-wide Bonus Pool, Category 3, Category 4 and Category 5 Executive Officers participate partly in the Bonus Pool and partly in a divisional Return on Assets performance bonus outside of the Bonus Pool.

        With respect to the Return on Assets bonus calculation, each year, the Compensation Committee sets a minimum return on assets target percentage, by division (the "Minimum ROA Target"), currently set at 5% but able to be varied, up or down, by the Committee, without further stockholder approval. If the Minimum ROA Target is not achieved, no divisional, multi-divisional or business unit cash or stock bonus will be paid. The Committee also sets a maximum return on assets target (the "Maximum ROA Target"), currently set at 30% or 35%, depending on the particular division, but which the Committee may also adjust, up or down. At this level, a Category 3 Executive Officer will be entitled to receive the "Maximum Divisional Group Cash Bonus on the "Maximum Divisional Group Stock Bonus" for Category 3 Executive Officers and the Category 4 or Category 5 Executive Officers will be entitled to receive the "Maximum Divisional Cash Bonus" or the "Maximum Divisional Stock Bonus" for Category 4 or Category 5 Executive Officers.

        Once these preliminary calculations have been made, the division's, Divisional Group's or business unit's performance is measured by calculating that division's, Divisional Group's or business unit's Divisional Group or business unit Return on Assets, as the case may be, using a percentage derived by dividing the sum of (a) the division's, Divisional Group's or business unit's net income for the year, (b) the amount of certain corporate expenses allocated to that Division, Divisional Group or that business unit, and (c) the amount of incentive bonus compensation expenses associated with the New Plan, by the Division's, Divisional Group's or business unit's "Average Divisional ROA Assets," "Average Divisional Group ROA Assets" or "Average Business Unit ROA Assets" (further defined as the sum of the total Divisional, Divisional Group or business unit assets employed by that Divisional, Divisional Group or business unit at the end of each month during the Year and during the last month of the prior year, with certain adjustments, and dividing the resulting amount by the number of months of the year, plus one.

        The calculation of a Divisional Group (Category 3) Executive Officer's entitlement to incentive compensation based on his Divisional Group performance would be calculated based 50% on the company-wide Bonus Pool and 50% on his Divisional Group performance, as follows: the participant would receive a Divisional Group bonus, if any, in an amount equal to that percentage of his or her Maximum 50% Divisional Group Cash Bonus for the year, derived by (a) dividing the number of whole number increments between the applicable Minimum ROA Target for the Year for all the divisions or business groups comprising the Divisional Group and the applicable Maximum ROA Target for that Year for all the divisions or business groups comprising the Divisional Group into one hundred (100), and (b) multiplying the result by the number of whole number increments, expressed as a percentage, between the applicable Minimum ROA Target and the actual Divisional Group Return on Assets for that Year. In this example, if the Category 3 Executive Officer's Maximum Divisional Group Cash Bonus for the Year were assumed to be $400,000 and the actual Divisional Group Return on Assets for the year were assumed to be 22%, the Category 3 Executive Officer would be entitled to receive 68% of his or her Maximum Divisional Group Cash Bonus of $400,000 for the year (the 22% Divisional Group Return on Assets being 17 increments above the Minimum ROA Target of 5%, divided by the 25 whole number increments between the Minimum ROA Target and the Maximum ROA Target).

What is the Maximum that an Executive Can Earn in Incentive Compensation Under the New Plan?

        Category 1 Executive Officers.    A Category 1 Executive Officer, such as the Company's Chief Executive Officer or Chief Financial Officer, may earn a cash bonus in an amount equal to the product of (a) his or her Bonus Pool Percentage and (b) the applicable Bonus Pool for the year, but not in excess of two and one-half (2 1/2) times his or her Base Salary (which is established annually by the Compensation Committee at the beginning of the year and approved by the Board).

        The Category 1 Executive Officer may also be entitled to receive a stock bonus, if there are unallocated amounts still remaining in the Bonus Pool after payment of all applicable cash bonuses. Any such stock bonus would be distributed in the form of restricted stock, which fully vests over a two-year period, having, at the time of issuance, a fair market value equal to the product of (a) the Category 1 Executive Officer's Bonus Pool Percentage and (b) the Bonus Pool (after payment of the cash bonuses). The amount of the stock bonus, if any, however, may not exceed the Category 1 Executive Officer's Base Salary.

        Category 2 Executive Officers.    A Category 2 Executive Officer's cash and stock bonus is calculated in the same manner as that of the Category 1 Executive Officers, except that the maximum cash bonus for a Category 2 Executive Officer may not exceed one and one-half (1 1/2) times that person's Base Salary, and the maximum stock bonus for the Category 2 Executive Officer may not exceed 75% of that person's Base Salary.

        Category 3 Executive Officers.    A Category 3 Executive Officer, such as the Executive Vice President for Flat Rolled Steels and Ferrous Resources, can derive only half of his cash and stock bonus from our company-wide Bonus Pool, in the manner previously described. This portion is calculated in the same manner as for the Category 2 Executive Officer, except that the Category 3 Executive Officer's maximum cash bonus may not exceed an amount equal to half of his Base Salary multiplied by two and one-half (2 1/2), and that person's maximum stock bonus based on the company-wide Bonus Pool may not exceed 50% of his Base Salary. The other half of the Category 3 Executive Officer's cash and stock bonus, if any, is derived at the Divisional Group level under the Return on Assets calculation.

        The remaining half of a Category 3 Executive Officer's maximum incentive compensation is based on aggregate divisional performance of all the business units or divisions that report to that person, under the "Divisional Group Return on Assets" formula, but may not exceed half of his Base Salary multiplied by two and one-half (2 1/2) in cash, and half of his Base Salary in shares of our restricted stock.

        Category 4 Executive Officers.    As currently constituted, a Category 4 Executive Officer can derive twenty-five percent (25%) of his or her cash and stock bonus from the company-wide Bonus Pool, in the manner previously described. These amounts are calculated in the same manner as those of Category 2 Executive Officers, except that the Category 4 Executive Officer's maximum cash bonus may not exceed an amount equal to twenty-five percent (25%) of his or her Base Salary multiplied by two (2). Similarly, his or her stock bonus based on the company-wide Bonus Pool is also limited to a maximum of 25% of his or her Base Salary.

        The remaining 75% of a Category 4 Executive Officer's maximum incentive compensation is based on his or her particular division's performance but may not exceed 75% of his or her Base Salary multiplied by one and one-half (1 1/2), in cash and 75% of his or her Base Salary, multiplied by 75% in shares of the Company's restricted stock.

        Category 5 Executive Officers.    A Category 5 Executive Officer's incentive compensation is calculated in the same manner and is subject to the same limitations as the maximum incentive compensation payable to Category 4 Executive Officers, except that the Category 5 Executive Officer's maximum cash bonus may not exceed an amount equal to twenty-five percent (25%) of his or her Base Salary multiplied by one and one-half (1 1/2), and except that the maximum stock bonus based on the company-wide Bonus Pool is also limited to a maximum of 25% of his or her Base Salary multiplied by 75%.

        The remaining 75% of a Category 5 Executive Officer's maximum incentive compensation is based on his or her particular division's performance but may not exceed 75% of his or her Base Salary multiplied by one and one-half (1 1/2), in cash and 75% of his or her Base Salary, multiplied by 75% in shares of the Company's restricted stock.

        The following table illustrates the minimum and maximum amounts that are payable to Corporate Executive Officers, Corporate Officers, Divisional Executive Officers and Divisional Officers, in both cash and in shares of Company restricted stock, under the New Plan.

ILLUSTRATIVE CHART

(Minimum/Maximum Bonus Possibilities Expressed as a Percentage of Base Pay)

	Cash Bonus		Stock Bonus
	Company-wide Bonus Pool*	Divisional ROA Performance*	Company-wide Bonus Pool*	Divisional ROA Performance*
(1)Category 1 Executive Officer	0% to 250%	N/A	0% to 100%	N/A
(2)Category 2 Executive Officer	0% to 150%	N/A	0% to 75%	N/A
(3)Category 3 Executive Officer	0% to 125%	0% to 125%	0% to 50%	0% to 50%
(4)Category 4 Executive Officer	0% to 50%	0% to 150%	0% to 18.75%	0% to 56.25%
(5)Category 5 Executive Officer	0% to 37.5%	0% to 112.5%	0% to 18.75%	0% to 56.25%

*
Bonus percentages expressed as a percentage of annual Base Salary.

(1)
Category 1 Executive Officers' bonus compensation is based 100% on consolidated financial results.

(2)
Category 2 Executive Officers' bonus compensation is 100% based on consolidated financial results.

(3)
Category 3 Executive Officers' bonus compensation is 50% based on consolidated financial results and 50% based on aggregate Divisional Group financial results.

(4)
Category 4 Executive Officers' bonus compensation is 25% based on consolidated financial results and 75% based on divisional financial results.

(5)
Category 5 Executive Officers' bonus compensation is 25% based on consolidated financial results and 75% based on divisional financial results.

        If the calculated corporate level Bonus Pool is greater than the sum of all of the applicable Participants' Adjusted Base Salaries that come of the Bonus Pool, or if the actual Return on Assets of a division, Divisional Group or business unit exceeds the Maximum ROA Target for the particular division, Divisional Group or business unit, the excess or unallocated amounts are ignored for incentive compensation purposes, nor do they carry over from one Year to the next.

How Many Shares of Company Stock May Be Issued Under the New Plan?

        On March 4, 2008, we announced a two-for-one stock split of our common shares effective for stockholders of record on March 19, 2008. This means that as of the close of business on March 19, each outstanding share of Steel Dynamics common stock became two shares, and all existing references to the number of shares still authorized for issuance under our Expiring Plan was automatically doubled.

        Under our Expiring Plan, as adjusted for the stock split, we had authorized a total of 3,000,000 shares, for issuance, if earned, pursuant to the stock bonus portion of that Plan. However, to date, after the five year life span of the Expiring Plan, including stock bonus shares issued February 1, 2008 in respect of 2007's incentive bonus awards, we actually only issued a total of 591,942 shares, thereby leaving a total of 2,408,258 shares as unissued. Therefore, these remaining shares will be de-authorized and none of such shares will be issued under the Expired Plan.

        We have allocated a maximum of 2,500,000 shares for issuance, if, as and when earned, over the next five years, through 2013, as stock bonuses under the New Plan. This amounts to approximately 1.5% of the total number of shares issued and outstanding as of the record date (assuming that all such bonus shares were to be issued). So, in essence, taking into account the 2,408,258 shares that were never issued as part of the allocated shares under the Expiring Plan and which are to be de-authorized under the Expiring Plan, the net increase in shares authorized for issuance under the New Plan amounts to only 91,742 additional shares over the following five years. In essence, the number of shares authorized under the New Plan for the next five years is almost the same as the unused shares left over under the Expiring Plan from the previous five years.

        A Participant under the New Plan may not elect to take Steel Dynamics shares in lieu of a cash bonus and may only receive shares if the aggregate bonus payments earned for a particular year exceed the maximum allowable cash bonus.

        Upon termination of a Participant's employment for any reason other than retirement, all shares of restricted stock of that Participant which were not vested at the time of termination are required to be forfeited and returned to the Company, although the Committee may exercise its discretion and waive the forfeiture. Stock that is restricted and forfeitable under the New Plan, because it has not yet vested, is not permitted to be transferred, assigned, sold, pledged or otherwise disposed of in any manner, nor subject to levy, attachment or other legal process. Subject to these limitations, however, and as long as forfeiture has not occurred, a Participant is treated as the owner of restricted stock, with full dividend and voting rights.

        The total number of shares authorized for issuance under the New Plan is also subject to adjustment in the event of any future stock dividends, stock splits, combinations or exchanges of shares, recapitalizations or other changes in our capital structure, as well as any other corporate transactions or events having an effect similar to any of the foregoing. If any such event were to occur, the aggregate number of shares reserved for issuance under the New Plan would be automatically adjusted to equitably reflect the effect of such changes.

What are the Federal Income Tax Consequences Under the New Plan?

        Under present federal income tax laws, participants will realize ordinary income equal to the amount received in the year of receipt. If the award is paid as a cash payment, the Company will receive a deduction for the amount constituting ordinary income to the participant, in the manner required by law, providing that the New Plan meets the performance-based compensation standards of Code Section 162(m) and provided that stockholders have approved the New Plan. If the New Plan does not meet the requirements of Section 162(m) of the Internal Revenue Code, the Company would be denied any deduction beyond $1,000,000 per participant.

        If the value of the award is delivered in shares of the Company's restricted stock, Participants will realize ordinary income equal to the fair market value of the restricted stock, either at the time of receipt with respect to all shares or, if a timely election is made by the Participant, and only with respect to unvested shares, at the time the restrictions lapse and the shares become nonforfeitable. The

Company would likewise expect to receive a corresponding tax deduction, at the time, and in the manner required by law.

        The affirmative vote of the holders of a majority of our shares of common stock represented at the meeting and entitled to vote on this matter will be necessary for approval of the Steel Dynamics, Inc. 2008 Executive Incentive Compensation Plan.

The Board recommends a vote FOR approval of the
Steel Dynamics, Inc. 2008 Executive Incentive Compensation Plan.

Proposal No. 4
Approval of an Amendment of our Amended and Restated Articles
of Incorporation to Increase our Authorized Common Stock from
400 Million Shares to One Billion Shares

        Our Board of Directors has unanimously approved and has voted to recommend that our stockholders approve a proposed amendment to Article IV of our Amended and Restated Articles of Incorporation (the "Articles of Incorporation") to increase the number of authorized shares of our capital stock from 400 million common shares (post-split) to one billion common shares.

        Pursuant to Section 23-1-38-2(4) of the Indiana Business Corporation Law, our announcement on March 4, 2008 that we were effecting a two-for-one stock split on our common shares, effective for stockholders of record on March 19, 2008, automatically, by operation of law and without requiring stockholder approval, increased our authorized common shares from 200 million, which is what it was on March 18, 2008, to 400 million shares, post-split, on March 19, 2008.

        The current proposal, however, to increase our total authorized common shares from 400 million to one billion does require stockholder approval.

        At its meeting of February 22, 2008, our Board of Directors adopted a resolution proposing an amendment to Article IV of our Amended and Restated Articles of Incorporation, authorizing its submission to you, our stockholders, for approval and adoption, and recommended its approval and adoption, to amend Article IV to increase the authorized number of common shares to one billion.

        A copy of the proposed Amendment is attached as Exhibit B to this Proxy Statement.

        Accordingly, in connection therewith, the following resolution will be introduced at the Annual Meeting:

          RESOLVED, that Article IV of the Amended and Restated Articles of Incorporation of Steel Dynamics, Inc., is further amended to increase the number of authorized shares of Steel Dynamics, Inc. common capital stock from 400 million to one billion shares, with a corresponding decrease by one-half, the par value per share from $0.005 to $0.0025 per share. All other provisions of Article IV shall remain unchanged.

        As of March 12, 2008, adjusted for the March 19, 2008 two-for-one stock split, 188,765,882 shares of our common stock, par value $0.0025 per share, were issued and outstanding, and an aggregate of 11,849,308 shares of common stock were reserved for issuance in connection with outstanding stock options and convertible debt securities.

        Our Board of Directors believes that it is in our best interest and the best interest of our stockholders to adopt the proposed amendment to Article IV. If the proposed amendment of Article IV of our Amended and Restated Articles of Incorporation is approved by our stockholders, it will become effective upon filing with the Indiana Secretary of State, which filing would occur promptly after the Annual Meeting.

        The proposed amendment does not change the terms of our common stock. The additional shares of common stock, if authorized and approved by our stockholders, and when issued, would have all the same rights and privileges, including the same voting rights and additional rights to dividends and distributions, as the existing authorized common shares.

        Purpose of the Proposed Amendment.    The Board of Directors believes that it is prudent to increase the authorized number of shares of common stock from 400 million to one billion common shares.

        The Board of Directors believes that at the current 400 million share level of authorized common stock, less than 200 million shares would remain available for future issuance (after taking into account shares issuable on exercise of outstanding options and shares issuable on conversion of certain convertible notes). Accordingly, looking forward, we could be constrained in our ability to pursue strategies, such as acquisitions or future equity offerings, to support our planned growth and to enhance stockholder value. The Board of Directors also considers the proposed increase in the number of authorized shares of common stock desirable because it would give us the necessary flexibility to issue common stock in connection with future stock dividends or splits.

        We currently have no plans, arrangements or understandings for the issuance of any of the additional shares of common stock to be authorized pursuant to this proposal.

        Future issuances of common stock would be at the discretion of the Board of Directors, without the expense and delay incidental to obtaining stockholder approval, except as may be required by applicable law or by the rules of any stock exchange or market on which our securities may then be listed or authorized for quotation. For example, NASDAQ rules currently require stockholder approval as a prerequisite to listing shares in several instances, including in connection with acquisitions where the present or potential issuance of shares could result in an increase in the number of shares of common stock outstanding by 20% or more.

        Holders of common stock have no preemptive rights to subscribe to any additional securities of any class that we may issue.

        This amendment to Article IV of our Amended and Restated Articles of Incorporation is not being proposed in response to any effort known by management to effect a change of control of our Company.

        The amendment to Articles IV of our Amended and Restated Articles of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to be cast at the meeting.

        The Board of Directors recommends a vote FOR the adoption of Proposal No. 4 to amend our Amended and Restated Articles of Incorporation to increase the number of authorized shares of our common stock from 400 million to one billion.

Report of the Audit Committee

        The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight regarding the integrity of accounting functions and systems of internal controls. Management has the primary responsibility for our accounting and financial reporting processes, the establishment and effectiveness of internal controls and the preparation and integrity of our consolidated financial statements.

        Ernst & Young LLP, our independent auditing firm, is responsible for performing an independent audit of our consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board, Ernst & Young LLP has issued an opinion on whether our financial statements are presented fairly in conformity with accounting principles generally accepted in the United States, on management's assessment of the effectiveness of internal control over financial reporting, and on the effectiveness of our internal control over financial reporting. The Audit Committee oversees our financial reporting process on behalf of the Board, reviews our financial disclosures, and meets privately, outside the presence of management, with our independent auditors to discuss our internal accounting control policies and procedures.

        In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and with Ernst & Young LLP, and recommended to the Board of Directors (and the Board of Directors approved) the inclusion of the audited consolidated financial statements in our 2007 Annual Report on Form 10-K, for filing with the Securities and Exchange Commission, as well as the quarterly financial statements included in our Forms 10-Q during 2007, including the specific disclosures in the section entitled "Management Discussion and Analysis of Financial Condition and Results of Operations." These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Audit Committee has discussed with the Company's independent auditors, Ernst & Young LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee has also received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standard No.1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors the their independence.

        The Audit Committee has also considered whether the provision of services by Ernst & Young LLP not related to the audit of the financial statements referred to above is compatible with maintaining Ernst & Young LLP's independence.

        The Audit Committee also selects and appoints our independent auditors, reviews the performance of the independent auditors in the annual audit and in assignments unrelated to the audit, and reviews and approves the independent auditors' fees. In that regard, the Audit Committee approved the selection and engaged the services of Ernst & Young LLP as our independent auditing firm for the Company's fiscal year ending December 31, 2007.

The Audit Committee:

Joseph D. Ruffolo, Co-Chair
Paul B. Edgerley, Co-Chair
Dr. Jürgen Kolb, Member
James C. Marcuccilli, Member

April 2, 2008

        The foregoing Audit Committee Report shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

Report of the Compensation Committee

        Steel Dynamics, Inc.'s Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis required by item 402(b) of Regulation S-K and, based on such review and discussion, has recommended to the Board that the following Compensation Discussion and Analysis be included in the Proxy Statement and, as incorporated by reference, in our Annual Report on Form 10-K.

The Compensation Committee:

Richard J. Freeland, Chair
Joseph D. Ruffolo, Member
Frank D. Byrne, M.D.

March 15, 2008

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

        The following Compensation Discussion and Analysis may contain statements regarding future individual and company performance targets or goals. We have disclosed these targets or goals in the limited context of Steel Dynamics, Inc. compensation programs; and, therefore, you should not take these statements to be statements of management's expectations or estimates of results or other guidance. We specifically caution shareholders not to apply any such statements to other contexts.

        This is a report by the Company and our senior officers, primarily our Chief Executive and Chief Financial Officer. It is not a report of the Compensation Committee. Accordingly, the term "we," "our" and "us" refer to the Company, or, where the context requires, to our senior officers.

Preliminary Statement

        This Compensation Discussion and Analysis, or CD&A, addresses the philosophy behind and the objectives of our compensation policies for executive officers named in the Summary Compensation Table and for certain other executives. In addition, this CD&A provides a principles-based context to the data presented in the tables that follow.

        This CD&A addresses:

  •
  the objectives of our compensation program (found in the section entitled "Compensation Philosophy and Objectives" beginning on page 30);

  •
  what our compensation program is designed to reward (also described in the section entitled "Compensation Philosophy and Objectives" beginning on page 30);

  •
  each element of compensation (set forth in the section entitled "Primary Elements of Our Compensation Program" beginning on page 34);

  •
  how we determine amounts and formulas for pay (also described with each element of compensation, including base salaries, short-term incentives and longer-term incentives); and

  •
  how each compensation element and our decisions regarding each such element fit into our overall compensation objectives and how they affect decisions regarding other elements (described with each element of compensation, as well as in the section entitled "Use of Outside Consultants: Benchmarking" beginning on page 32).

Administration of our Compensation Program

        The Compensation Committee, or Committee, of our Board of Directors has responsibility for the development, implementation, monitoring, administration and oversight of all elements of our executive compensation programs, as well as responsibility for ensuring that our compensation plans and programs remain true to our compensation philosophy. The Committee annually evaluates and establishes the compensation of (i) the Chief Executive Officer, (ii) with input from the Chief Executive Officer or other senior executives, the compensation of the Chief Financial Officer and the Named Executive Officers included in the Summary Compensation Table, as well as certain other executive officers, and (iii) our directors.

        The Committee also suggests, reviews and approves all specific grants and awards under our compensation plans, as well as all of our incentive compensation plans, including all equity-based plans, and recommends such plans to our Board of Directors for ultimate approval.

        The Compensation Committee meets as often as necessary to perform its duties and responsibilities. During 2007, the Committee met eight times. The Committee from time to time invites the Chief Executive Officer and may invite other senior officers, to attend and to participate in portions of its meetings, but no member of management is present during any Committee deliberations or decision-making.

        The Committee operates under a written charter adopted by the Board, which is available online at www.steeldynamics.com under the link to "Investors." The Committee may not delegate its authority to other persons, except that it may delegate the performance of certain functions to its Chair or to a subcommittee of its members. The Committee's calendar is set by the Chair of the Committee and the meeting agendas are prepared by the Chair with input from management and legal counsel. Depending on the agenda for a particular meeting, the Committee may:

  •
  review Company financial reports;

  •
  review information regarding compensation programs and compensation levels, based on reports the Committee assembles with or without the assistance of outside consultants;

  •
  review tally sheets setting forth compensation information relating to the Chief Executive Officer, the Named Executive Officers or other officers, including base salary, cash incentives, equity awards, perquisites and other compensation, and any potential amounts paid or payable to the executive pursuant to employment agreements or any other agreements;

  •
  review wealth accumulation summaries; and

  •
  conduct interviews or receive information incident to the performance of its obligations.

Compensation Philosophy and Objectives

        While we believe that we must be able to attract and retain qualified executive officers within our global steelmaking industry by the establishment and maintenance of a compensation system that is both competitive in the general and peer company marketplace for companies of similar size and character, we also firmly believe that we must ground our compensation philosophy in the unique entrepreneurial culture upon which our Company was founded and that has so clearly contributed to the success we have enjoyed to date. And basic to that unique culture is the recognition of the central role that teamwork plays in the achievement of consistent superlative company performance, both plant level and executive level. This philosophy is in fact reflected at every level, from the steelworker on the plant floor to the executive management team. So whether it be a small crew of operating level employees working as a team in one of our steel mills to achieve a weekly "production bonus" based on quality steel produced on their shifts or a monthly "conversion bonus" based on minimizing long-term conversion costs (i.e., the costs incurred to convert raw material entering a particular production area into product that leaves that area), or whether it be our plant or corporate level executive management team, the "we" in our Company trumps any "I" when it comes to the way we measure, recognize and reward achievement.

        We believe that our stockholders are best served by a company that achieves earnings success year after year, for that kind of consistent performance will ultimately produce superior long term results. Consistent with this approach, therefore, we have established a compensation philosophy that forges a direct link, in part, between "bottom line" overall company earnings performance and, in part, plant level earnings performance and executive pay. Therefore, just as all members of a production crew receive a production bonus based upon the team's achievement of quality tons of steel successfully produced, so will our executive management earn incentive pay, as a team, and depending on the executive's role, based in whole or in part upon overall Company earnings or a combination of Company and plant level performance.

        The objectives of our executive compensation program are to:

  •
  attract, motivate and retain experienced talented and motivated executive officers;

  •
  through incentives, enhance the concept of teamwork and of the importance of either of the Company's overall performance or of the combination of overall Company performance and plant level performance to an individual's overall executive compensation;

  •
  align an executive's incentives with the business unit and company functions most directly impacted by that executive's efforts;

  •
  recognize the appropriateness of higher compensation for persons with greater responsibility and with greater abilities to influence the Company's results; and

  •
  increase stockholder value by focusing on consistent profitability and growth.

        Accordingly, our senior executive compensation policies and programs are much simpler much more and straightforward than most, primarily consisting of just three components:

  •
  base salary,

  •
  a short-term incentive compensation system consisting primarily of cash but with a potential for some longer-term restricted stock as well, and

  •
  a twice yearly grant of incentive stock options, with a six-month vesting feature, the same vesting applicable to all of our employees but differing only the in number of options, depending upon the executive's level of responsibility, aimed at providing an incentive opportunity that is directly linked to stock performance and thus also fostering a longer-term perspective.

        Our senior executive compensation policies and programs are driven by the following principles:

  •
  base compensation should be fixed, payable in cash, should generally be established at the lower end of the competitive spectrum, yet when in combination with the potential for above market variable incentive pay, is still sufficiently competitive to attract and retain the kind of top quality executives we seek, willing to place at risk a disproportionately large portion of total annual compensation, based on achievement;

  •
  reward for exemplary individual effort and performance should be expressed through annual increases in the level of base compensation;

  •
  no incentive pay should be awarded unless Company profits and/or divisional earnings exceed certain minimum threshold levels;

  •
  incentive compensation should be both variable and immediate, tied directly to Company profits or, depending upon the executive's position, tied to both Company and divisional profits and payable both in the form of cash (immediate) and in restricted stock (longer-term);

  •
  incentive compensation should be capped at varying multiples of base compensation, depending upon the executive's position, even if greater profits might otherwise justify more;

  •
  subjective, discretionary bonuses should not be utilized as a regular part of incentive compensation; and

  •
  total annual compensation opportunity should be at least at or above marketplace norms when Company performance so merits.

Use of Outside Consultants: Benchmarking

        We believe that our current compensation programs are competitive with the level of compensation paid to executives at peer companies, and we believe that we must remain competitive, not only to attract quality executive talent but also to reduce the likelihood that we lose top executive talent to competitors or to other companies. More in the way of cross-checking to ensure competitiveness than in any sense as a means of establishing either base level or incentive compensation, the Committee compares salary and total compensation against a similarly situated peer group.

        The Committee has authority to engage the services of outside consultants and advisors, as it deems necessary or appropriate in the discharge of its duties and responsibilities. The use of outside compensation consultants allows the Committee to simply become aware of and to evaluate compensation data and plan design information from national surveys and other public companies, including companies we consider to be our peers.

        During 2007 and during the first quarter of 2008, the Compensation Committee utilized the services of Towers Perrin, a national consulting company, to assist the Committee in assessing and evaluating both our executive and our director compensation programs. Towers Perrin has been engaged directly by the Compensation Committee and they report their findings directly to the Committee.

        Towers Perrin assisted the Committee with its review of industry and market data to determine where the Company stands in relation to similar size public companies and with certain peer companies. The surveyed group for 2007's review included, among others:

Company	Ticker	Company	Ticker
AK Steel Holding Corp.	AKS	Steel Technologies, Inc.	STTX
Nucor Corp.	NUE	Timken Co.	TKR
Phelps Dodge Corp.	PD	United States Steel Corp.	X
Quanex Corp.	NX	Vulcan Material	VMC
Reliance Steel and Aluminum Co.	RS	Worthington Industries, Inc.	WOR
Ryerson, Inc.	RYI

        The Committee also utilized proxy compensation data for Commercial Metals Company (CMC), Schnitzer Steel Industries (SCHN) and Gerdau Ameristeel (GNA).

        The Committee utilized the Towers Perrin survey data and its own data to assess how each of our executive compensation components compares with the survey data and how our total annual compensation compares as well. We examined these comparisons for all of our senior executive positions during 2007, as well as, looking forward, for 2008, including: Chief Executive Officer, Keith E. Busse; Executive Vice President, President and Chief Operating Officer for Flat Rolled Steels and Ferrous Resources, Mark D. Millett; Executive Vice President, President and Chief Operating Officer for Steel Shapes and Building Products, Richard P. Teets, Jr.; Executive Vice President, President and Chief Operating Officer for Metals Recycling, Daniel M. Rifkin; Executive Vice President for Strategic Planning and Business Development, Gary E. Heasley; Chief Financial Officer, Theresa E. Wagler (each of the foregoing a Named Executive Officer); as well as Vice President and General Manager of our Flat Rolled Division, Glenn Pushis; the Vice President and General Manager of our Structural and Rail Division, John W. Nolan; the Vice President and General Manager of our Engineered Bar Products Division, Barry Schneider; the Vice President and General Manager of our Roanoke Bar Division, T. Joe Crawford; Vice President and President of Steel of West Virginia, Inc., Timothy R. Duke; Vice President and President of New Millennium Building Systems, Inc., Bert D. Hollman; Vice President of Ferrous Materials, Richard J. Brady, and several other Vice President and General Manager positions for other of our operating divisions.

        During and as part of Towers Perrin's 2007-8 engagement by the Committee, the Towers Perrin consultants conducted one-on-one interviews with our Chief Executive Officer, our Chief Financial Officer, our three Executive Vice Presidents in charge of three of our principal business groups, and several other executives, for the purpose of determining how management relates to and their assessments of the efficacy of the Company's overall compensation program and each element thereof.

        The Committee does not, however, believe that it is appropriate to base any compensation decisions, whether regarding base salaries or incentive pay, upon benchmarking to a peer or other representative group of companies. The Committee does believe that information regarding pay practices at other companies is useful in at least two respects. First, the Committee recognizes that compensation practices must be competitive in the marketplace. Second, this marketplace information is one of the many factors that management and the Committee consider in assessing the reasonableness and appropriateness of our compensation programs that we consider based on the factors we have described in this report.

        Overall, the survey data indicates that we provide our Chief Executive Officer and our Named Executive Officers, as well as our other senior executives with a competitive compensation program, taking into account total direct compensation (total annual cash, including base salary and annual cash incentives) plus the annualized expected value of longer-term incentives (stock options and restricted stock awards)). However, consistent with our compensation philosophy, our pay mix is different than our peers, with more weight placed on annual incentives and less emphasis on long-term incentives. For purposes of this Compensation Discussion and Analysis, the term "total direct compensation" or "total annual compensation" differs from the "Total Compensation" column in the Summary Compensation Table on page 42, which includes long-term incentive and other forms of compensation valued on a basis consistent with financial statement reporting requirements.

Role of the Chief Executive Officer in Establishing Compensation

        The Chief Executive Officer of our Company takes part in some meetings of the Compensation Committee, to provide necessary background information and updates on the operations of the Company and the performance of each of the executive officers.

        Our Chief Executive Officer plays a significant role in recommending base salary compensation for the Named Executive Officers who report directly to him, as well as the other executive officers. Our Chief Executive Officer, Keith E. Busse, prepares an annual performance evaluation of each officer for the Compensation Committee. Mr. Busse also prepares a summary that includes a suggested range of base salaries for each particular executive, and this summary is then used by the Compensation

Committee as one of the many factors they consider in making a decision as to compensation for the executive officers. Annual and longer-term incentive levels, as earlier described, are tied directly to base compensation, as a multiple thereof.

        The Compensation Committee also received a recommendation from the Chief Executive Officer as to his own base salary level, as well as his self assessment of his performance for the year under review. The Committee, however, evaluates the Chief Executive Officer and the Committee alone establishes his base salary. While the conclusions and recommendations resulting from the Chief Executive Officer's or other senior executive's reviews, including proposed base salary adjustments, are presented to the Committee for its consideration and approval, the Committee can modify any of these recommendations.

Use of Company-Specific Tally Sheets

        We prepare a comprehensive tally sheet, as well as a wealth accumulation table for the Chief Executive Officer and for all of the other Named Executive Officers whose compensation is subject to review and approval by the Compensation Committee. The tally sheets list and quantify each and every element of annual compensation, aggregate stock option and restricted stock awards and values and other aggregated wealth accumulation data for each of the executives. This data is confidential to the Committee, has not been used to date in making specific compensation decisions, but may be utilized from time to time in arriving at future compensation decisions or decisions regarding matters such as severance or change in control payments.

Primary Elements of Our Compensation Program

        The principal components of our compensation program are as follows:

  •
  Base Salary.

  •
  Performance-Based Cash and Restricted Stock Incentive Compensation.

  •
  Twice yearly, automatic grant of stock options.

        We maintain 401(k) retirement savings and profit-sharing plans, for which all employees are eligible, and these, along with our policies and practices regarding perquisites, are described later in this CD&A. However, both individually and in the aggregate, these are not material.

Base Salary

        Base salary is designed generally to provide competitive rates of base salary, and we believe that these are competitive relative to similarly sized and situated companies, especially given the opportunity we provide for upside potential. Base salaries for our senior executives vary, depending upon experience, duties and scope of responsibility. We view base salaries as providing an essential level of compensation that is necessary to recruit and retain qualified executives and because it enables the Committee to employ annual base salary adjustments to reflect an individual's performance or changed responsibilities. Our base salary levels, however, are intended to provide only the foundation of a fair and competitive compensation opportunity for each person and are competitive only because of the existence and operation of our performance-based cash and restricted stock incentive compensation program described in more detail in the following section on "Performance-Based Incentive Compensation." Without that incentive program, which in a year with reasonable profits enables the executives to earn total compensation that better approximates their true market value and in a year with excellent profits enables the executives to hit the higher ends of the range of fair value for persons of their skill and experience, we would not be able to attract and retain persons with the kinds of skills, leadership qualities, temperament and culture that we demand and that have been the keys to our success as a company.

        Generally, we annually consider the individual's position, responsibilities and duties, as well as experience, qualifications, unique value, past performance and future potential to enhance stockholder value, as part of our performance review process. Adjustments to salary levels are based on the Committee's assessment of these criteria through review of the following data:

  •
  market studies provided by our compensation consultant or compiled by us or by the Committee;

  •
  summaries of each executive's total compensation; and

  •
  individual performance reviews prepared annually by management and further reviewed by the Committee.

Performance-Based Incentive Compensation

        Our performance-based incentive compensation program constitutes the variable component of annual compensation. For 2007, this incentive compensation component was plan-based and administered pursuant to our Steel Dynamics, Inc. 2003 Executive Incentive Compensation Plan (our "Incentive Plan"). This Incentive Plan was last approved by shareholders in 2003 as a five-year plan, and the final year of this Incentive Plan was 2007.

        Separately, and under Proposal No. 3 of the Proxy Statement of which this Compensation Discussion and Analysis is a part, the Company is requesting stockholder approval of a new plan—the Steel Dynamics, Inc. 2008 Executive Incentive Compensation Plan (the "New Plan"), previously approved by the Committee and by our Board of Directors. The basic design and operation of the New Plan, with minor exceptions, is similar to our 2003 Incentive Plan. For purposes of this report, however, we will discuss the operation of the plan that was in effect during 2007—namely the 2003 Incentive Plan.

        Our 2003 Incentive Plan, as is the case with our proposed 2008 Plan, had a short-term focus, consistent with our compensation philosophy of providing substantial annualized incentive pay keyed to Company profits or divisional profits over and above an excluded amount equal, at the corporate level, to 10% of "Average Stockholders Equity," and, at the divisional level, to a stated "Return on Assets" percentage. The focus of the cash portion of this incentive pay is short-term and follows from management's and the Committee's philosophical commitment to the notion that the best way for management to build sustainable long-term stockholder value is to produce excellent and consistent annual earnings. If overall Company profits are down, even if primarily due to poor markets or unforeseen and extraordinary circumstances beyond management's control, the amount of incentive pay will be down or possibly even eliminated, regardless of how hard an executive might have worked or how well management performed. Conversely, if excellent management with excellent markets results in extraordinary Company profits, incentive pay under the Incentive Plan will be proportionately higher, subject to various caps described in greater detail later in this section.

        Aggregate incentive pay is determined under the Incentive Plan on February 1 of the year following the year for which the incentive compensation is payable, based upon the audited results of operations. Depending upon the size of a defined "Bonus Pool," as described below, and the applicable cap that sets a maximum multiple of an executive's base salary, incentive compensation for the applicable year will first be payable in cash, up to the amount of the cash cap multiple, and if the Bonus Pool has not been depleted by the aggregate amount of the cash incentive pay, additional incentive pay will be payable in restricted Company stock, up to the applicable restricted stock cap multiple. The number of shares of restricted stock issuable to the executive, if any, is determined by dividing the dollar amount of the restricted stock component of the award by the closing market price of the Company's stock on the last business day immediately preceding February 1. Shares of stock issued as incentive compensation under the Incentive Plan vest one-third at the time of issuance and one-third each on the first and second anniversaries of the award.

        The Incentive Plan identifies two types of executive officers for eligibility under the Plan, which covers a greater number of executives and Company managers than just the Chief Executive Officer and the Named Executive Officers. Insofar as it pertains to the Chief Executive Officer and the Named Executive Officers, the Plan includes within the designation "Corporate Executive Officer" those persons whose primary responsibilities are Company-wide, and this included, for 2007, our Chief Executive Officer, Keith E. Busse, our Chief Financial Officer, Theresa E. Wagler, and our Executive Vice President for Strategic Planning and Business Development, Gary E. Heasley. The remaining Named Executive Officers, Executive Vice Presidents, Mark D. Millett and Richard P. Teets, Jr., were covered as "Divisional Executive Officers" under the Incentive Plan. T. Joe Crawford, Vice President and General Manager of our Roanoke Bar Division is covered under the Incentive Plan as a "Divisional Officer."

        For "Corporate Executive Officers," which includes Messrs. Busse and Heasley, as well as Ms. Wagler, their incentive compensation was determined entirely at the corporate level and was based upon company-wide "Adjusted Pre-Tax Net Income," as defined in the Plan.

        For 2007, a "Bonus Pool" was determined, by multiplying consolidated 2007 Adjusted Pre-Tax Net Income, less an amount equal to 10% of "Average Stockholders Equity," by a percentage amount (5 1/2% for 2007), resulting in a gross Bonus Pool of $27.6 million. A portion of the Bonus Pool was then allocated among the participating executive employees in accordance with each "Participant's Bonus Pool Percentage" (derived, for any participant, from a fraction, the numerator of which was equal to the "Participant's Adjusted Base Salary," as defined in the Plan, and the denominator of which was equal to the sum of all of the Participants' Adjusted Base Salaries). There were other executive officer and manager participants under the Incentive Plan, in addition to the foregoing executive officers, and their respective incentive compensation amounts, each calculated under the Plan in accordance with that person's status, comes out of the same Bonus Pool.

        For 2007, the total corporate level incentive compensation for the three Corporate Executive Officers that was derived from the Bonus Pool was $4.5 million, the total of the incentive compensation for the two other Named Executive Officers derived from the Bonus Pool was $1.5 million for 2007, and the total for all of the other executive officer participants in the Bonus Pool, covering nine other persons, was approximately $850,000 for 2007. The balance of $20.8 million in the Bonus Pool, for 2007, therefore, was unused and did not carry over.

        Because the Bonus Pool was large enough for 2007, our "Corporate Executive Officers" were entitled to earn up to the maximum of two and one-half times their Base Salary, in cash, and, because there were also sufficient unallocated amounts remaining in the Bonus Pool after payment of all applicable cash bonuses, they were also entitled to receive a restricted stock bonus of 100% of Base Salary, vesting over a two year period. Each share of restricted stock was issued at the closing market price of our stock on the last business day prior to the February 1 award date. Assuming a sufficiently large Bonus Pool, therefore, which we had for 2007, each of the Corporate Executive Officers was able to earn up to the maximum of 350% of his or her base salary under the Incentive Plan for that person's employment period under the Plan.

        For "Divisional Executive Officers," including Mark D. Millett and Richard P. Teets, Jr., for 2007, they earned 2007 incentive compensation based in part (50%) on Company-wide performance (derived from the Bonus Pool) and, in part (50%), based upon who the various divisions or business units did. So for 2007, these executive officers derived half of their incentive compensation through participation in the Company-wide Bonus Pool and half of their incentive compensation through a bonus formula based upon their divisional group's operating performance, described below.

        Other executive officers derived 25% of their 2007 incentive compensation through participation in the Company—wide Bonus Pool and 75% of their incentive compensation through their divisional bonus formula.

        This divisional bonus formula is based upon a return on assets ("ROA") analysis. Each year, the Compensation Committee sets a "Minimum ROA Target," 5% for 2007, below which no divisional cash or stock bonus may be paid. The Compensation Committee also sets a "Maximum ROA Target," at which level a Divisional Executive Officer will be entitled to receive his maximum divisional cash and/or stock bonus. Once these preliminary calculations have been made, the division's performance is measured by calculating that division's "Divisional Return on Assets," using the formula described in the Incentive Plan.

        A "Divisional Executive Officer" can derive half of his cash and stock bonus, if earned, from the Company-wide Bonus Pool, as previously described earlier in this report. The remaining half of a Divisional Executive Officer's maximum incentive compensation, based on divisional performance, may not exceed, in cash, two and one-half times his Base Salary, multiplied by 50%, and, in shares of restricted stock, may not exceed one-half of his Base Salary. For "Divisional Officers," because their incentive compensation based on the Bonus Pool is only 25%, the maximum incentive compensation from both Company-wide and divisional sources could not exceed 150% or 200% of his Base Salary, in cash, for 2007 based on his level of responsibilities, and 75% of his base salary in restricted stock.

Equity Incentive Compensation

        Since October 1996, and as amended and re-approved at our 2001 Annual Meeting of Shareholders, the Compensation Committee approved and our Board adopted, with shareholder approval, our 1996 Incentive Stock Option Plan. Through our year-end 2005, this 1996 Stock Option Plan covered all of our full-time employees (approximately 1,795 employees at December 31, 2005), including officers, managers, supervisors, professional staff and hourly employees. Under the 1996 Plan, all eligible employees, including the Named Executive Officers, were awarded automatic semi-annual stock options, on May 21 and November 21 of each year, in differing dollar equivalent amounts, by position category. The option grants were based upon the fair market value of our common stock on each semi-annual grant date, measured by the closing price of our stock on the last business day immediately preceding each grant date, with a resulting exercise price equal to the same fair market value. All options issued under the 1996 Plan were subject to six month vesting from and after the date of grant and must be exercised no later than five years thereafter. Under that unique 1996 Plan, which reflects our emphasis on creating a sense of ownership and entrepreneurism for all of our employees, approximately 95% of the total options over the five year period prior to approval of our 2006 Equity Incentive Plan in May 2006, were granted to our entire employee workforce other than our Named Executive Officers. All stock options granted under the 1996 Plan, insofar as they are still extant, are reflected in the tables immediately following this CD&A, and no further options will be granted under the 1996 Plan.

        In May 2006, however, after approval by our Board upon the recommendation of our Compensation Committee, our shareholders approved the Steel Dynamics, Inc. 2006 Equity Incentive Plan (the "2006 Plan") which, pursuant to Section 6.4 of the 2006 Plan, carries through into the 2006 Plan the same semi-annual automatic stock option awards for all employees, including the Named Executive Officers, as under the 1996 Plan.

        While the 2006 Plan gives the Committee the general authority from time to time to grant both Incentive Stock Options and Nonstatutory Stock Options, within the limits described in the 2006 Plan, the 2006 Plan, in Section 6.4 thereof, and until such time as the Committee or the Board acts to alter or terminate the program, requires the issuance of regular, automatic semi-annual option grants to all Eligible Employees (except, generally, for employees whose terms and conditions of employment are covered by a collective bargaining agreement). Pursuant to the 2006 Plan, all Eligible Employees, including the Chief Executive Officer and the Named Executive Officers, receive regular automatic semi-annual option grants, as before, on May 21 for the full six month employment period November 21 through May 20 of each year, and on November 21 for the full six month employment period May 21 through November 20 (each a "Grant Date"). Options on each Grant Date are issued according to position category and subject to adjustment by the Committee in the following amounts for 2007:

Position	Grants Per Year	Semi-Annual Grant Value
Chief Executive Officer	2	$100,000
Executive Vice President	2	80,000
Chief Financial Officer	2	80,000
Vice President	2	60,000
General Managers	2	45,000
Manager	2	30,000
Supervisors/Professionals
Level 4	2	22,500
Level 3	2	15,000
Level 2	2	12,500
Level 1	2	10,000
Other team members	2	2,500

        In the case of the Chief Executive Officer, Keith E. Busse, he received for 2007, two semi-annual grants, each based upon a grant value of $100,000. The other Named Executive Officers for 2007, Mark D. Millett, Richard P. Teets, Jr., Gary E. Heasley, and Theresa E. Wagler, Chief Financial Officer, received semi-annual grants based upon a grant value of $80,000. Thus, in the case of Mr. Busse, assuming, for illustration purposes only, a closing price of our common stock on the day prior to a Grant Date of $40, he would receive a 2,500 share option grant ($100,000 ÷ $40) with an exercise price of $40, and Messrs. Millett, Teets, Heasley and Ms. Wagler would each be entitled to a 2,000 share option grant with the same exercise price of $40 per share.

        The Committee has not issued and will not authorize or issue any stock options or make any equity-based award that is tied to a specific exercise price or is dependent upon the price of the Company's common shares that incorporates an effective date that is any earlier than the actual date upon which the Committee makes the grant or award. The 2006 Plan also prohibits the Committee from repricing or otherwise reducing the exercise price of outstanding options granted under the 2006 Plan, or canceling previously granted options and issuing new options to the same optionholder at a lower exercise price, without obtaining shareholder approval.

Terms and Conditions of Awards Other Than Options under the 2006 Plan

        Except for the automatic grant, pursuant to Section 7.1(a) of the 2006 Plan, of $75,000 worth of our restricted stock to each of our non-employee directors on June 1, 2007 (and thereafter unless changed or terminated), which restrictions are time-based, for a period of one year from and after the date of each annual award, at which time the restricted shares will vest, neither the Committee nor the Board has acted to issue any other equity awards, whether as restricted stock, unrestricted stock, performance awards or stock appreciation rights under the 2006 Plan.

        Notwithstanding the foregoing, the following types of equity-based awards, in addition to stock options, may be made in the future:

        Restricted Stock Awards.    Pursuant to Section 7.1(b) of the 2006 Plan, the Board or the Committee may award (or sell at a purchase price determined by the Board or the Committee) shares of the Company's common stock that have either time-based or performance-based restrictions. Such restricted stock may not be sold, assigned, transferred or otherwise disposed of until the restrictions have been removed and until the restricted shares vest.

        The Board or the Committee, for each grant, will determine the conditions for vesting of an award of restricted stock. In the event a recipient's continuous service to the Company terminates, the Company may reacquire unvested shares acquired in consideration of past services and all unvested shares of restricted stock as of the date of termination will be forfeited. If restricted stock is acquired for consideration other than prior services, the forfeiture may be accomplished by repurchasing the shares at the lesser of the original purchase price or the current fair market value.

        Unrestricted Stock Awards.    The Board or the Committee may from time to time award (or sell at a purchase price determined by the Board or the Committee) unrestricted shares of the Company's common stock, which shares may be entirely free of any vesting restriction. Awards of unrestricted stock may be granted or sold in respect of past services or other valid consideration, or in lieu of cash compensation. No such awards have been made under the 2006 Plan.

        Performance Awards.    Performance Awards, if granted, will be subject to the attainment of performance goals within the meaning of Section 162(m) of the Internal Revenue Code and the regulations thereunder. The Board or the Committee may make Performance Awards independent of or in connection with the granting of any other award under the Plan. The Board or the Committee is required to determine whether and to whom Performance Awards shall be made, the performance goals applicable under each award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded shares. Performance goals must be based on a pre-established objective formula or standard that specifies the manner of determining the number of Performance Award shares that will be granted or will vest if the performance goal is attained. The Board or Committee must determine performance goals prior to the time 25% of the service period has elapsed and may be based on one or more business criteria that apply to an individual, a business unit or the Company.

        The Board or the Committee must also establish the time periods in which the performance goals are to be met. Following the completion of each performance period, the Board or the Committee must certify in writing whether the performance objectives and other material terms of a performance award have been achieved. Participants have no rights as stockholders until such shares are actually received under the 2006 Plan. Except as may be otherwise provided by the Board or the Committee, an employee's rights in all Performance Awards automatically terminate upon the employee's termination of continuous service with the Company or its subsidiaries for any reason.

        No Performance Awards have been made under the 2006 Plan.

        Stock Appreciation Rights.    A stock appreciation right, if granted, entitles the holder to receive the appreciation in the value of common stock underlying the stock appreciation right. The Board or the Committee may grant a stock appreciation right either as a stand alone right or, if such right does not provide for the deferral of compensation within the meaning of Section 409A of the Code, in tandem with all or any part of the shares of common stock that may be purchased by the exercise of a stock option. Upon the exercise of a stock appreciation right, the Company would pay the amount, if any, by which the fair market value of a share of common stock on the date of exercise exceeds the stock appreciation right exercise price. A stock appreciation right is not exercisable if the fair market value of a share of common stock on the grant date exceeds the fair market value of such share of common stock on the date of exercise. In the discretion of the Committee, payment with respect to the exercise of a stock appreciation right may be made either in cash or in shares of common stock, valued at fair market value on the date of exercise. Stock appreciation rights granted in relation to a stock option may be exercisable only to the extent the stock option is exercisable and the exercise or lapse of a stock option causes an equivalent reduction in the number of tandem stock appreciation rights.

        In the event that a stock appreciation right is granted under the Plan with a stock appreciation right exercise price less than the fair market value of the common stock underlying the award on the date the stock appreciation right is granted, or is otherwise determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code, then the stock appreciation right may provide that it is exercisable at any time permitted under the governing written instrument, subject to certain limitations.

        No stock appreciation rights have been granted under the 2006 Plan.

        Term of 2006 Plan.    Unless sooner terminated by the Board in its sole discretion, the 2006 Plan will expire on December 31, 2015.

Other Compensation

        Profit Sharing and Retirement Savings Plan.    We have established a Profit Sharing and Retirement Savings Plan for eligible employees, including the Chief Executive Officer and the Named Executive Officers, which is a "qualified plan" for federal income tax purposes. For 2007, under the plan, we allocated to employee plan participants (the "profit sharing pool") an amount equal to 6% of our pre-tax income through July 31, 2006 and 8% thereafter. The profit sharing pool is used to fund the plan, as well as a separate cash profit sharing bonus that is paid to employees in March of the following year. The amount allocated to our Chief Executive Officer for 2007, based on the profit sharing pool and the cash profit sharing bonus, was $57,765.

        We also allow employees to contribute on a pre-tax basis up to 85% of their eligible compensation to the plan, but "highly compensated employees," as defined for tax purposes, were limited to a 10% contribution during 2007. We match employee contributions in an amount based upon our return on assets, with a minimum match of 5% and a maximum match of 50%, subject to certain applicable tax law limitations. The amount we contributed in respect to our Chief Executive Officer, Keith E. Busse for 2007, based upon the Company's match of his contributions, was $4,365.

        Payments on Termination of Employment.    We have no written employment agreements with respect to our Chief Executive Officer or our Named Executive Officers. However, under a policy in effect since 1998, each Named Executive Officer is deemed to have an "evergreen" two year term of employment.

        Under that policy, unless no less than ninety days prior to year-end, either party gives written notice to the other of an intention not to renew for an additional year, the employment term is extended for an additional year.

        For example, if, without cause, any of these Named Executive Officer's employment were to have been terminated on December 31, 2007, that officer would have been entitled to receive a lump sum severance payment, in lieu of any and all claims under the remaining term of his employment agreement, in cash, equal to two years of his then existing Base Salary, together with any unpaid pro rata annual cash incentive pay under our Incentive Plan, when calculated, to the date of termination or non-extension (for that year). If the termination or non-extension is for cause, then such officer would not be entitled to receive any severance or bonus payment. If the officer voluntarily terminates his employment, then, absent a waiver, he would not be entitled to any severance payment but would be entitled to receive a pro rata annual bonus payment to the date of termination or non-extension, but if he terminates for good reason, he would be treated as if the Company had terminated without cause.

        If employment is terminated due to disability or death, we will continue paying that officer or his estate, as the case may be, the pro rata portion of cash incentive pay, as described above, plus the prescribed Base Salary during the remainder of the two year term, except that in the case of disability such payments will be reduced to the extent of any benefits paid by workers' compensation or under any state disability benefit program or under any other disability policy maintained by us.

        All Named Executive Officers receive major medical and long-term disability benefits. Messrs. Busse, Millett, Teets and Heasley also receive term life insurance equal to twice their Base Salaries.

Tax Considerations

        The Committee's intent is that the forms of compensation we pay to our executives will be tax deductible, unless maintaining such deductibility would undermine our ability to meet our primary compensation objectives or as otherwise not in our best interest. At this time we believe that all of the compensation we have paid to our Named Executive Officers is deductible under Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation paid by a publicly-traded corporation to its Chief Executive Officer and four other highest paid executives for amounts in excess of $1 million, unless certain conditions are met. We believe that all of our Named Executive Officers who have received compensation in excess of $1 million have received incentive compensation that is "performance-based," as required under applicable tax laws, and should be deductible. We reserve the right, however, to provide compensation which is not tax deductible, however, if we believe that the benefits of doing so outweigh the loss of the tax deduction.

Accounting Considerations

        We account for all compensation paid in accordance with GAAP. The required accounting treatment has not affected the form of compensation paid to any of our Named Executive Officers. Beginning on January 1, 2006, we began accounting for stock-based payments under all of our equity incentive plans in accordance with the requirements of FASB Statement 123(R).

Summary Compensation Table

        The table below summarizes the compensation awarded to, earned by or paid to each of the Named Executive Officers for our fiscal years ended December 31, 2007 and 2006.

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Bonus(1) ($)(d)	Stock Awards(2) ($)(e)	Option Awards ($)(3)(f)	Non-Equity Incentive Plan Compensation(4) ($)(g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(h)	All Other Compensation(5) ($)(i)	Totals ($)(j)

Keith E. Busse Chief Executive Officer	2007 2006	$767,500 685,000	$1,000 3,000	$1,029,397 837,612	$57,633 56,659	$1,948,587 1,746,160		$98,008 36,129	$3,902,125 3,364,560

Theresa E. Wagler Vice President and Chief Financial Officer	2007 2006	225,000 150,000	1,000 3,000	168,423 67,157	43,233 40,555	535,477 259,064		29,500 27,676	1,002,633 547,452

Mark D. Millett Executive Vice President, President and Chief Operating Officer for Flat Rolled Steels and Ferrous Resources	2007 2006	441,667 400,000	1,000 3,000	606,594 462,952	43,233 40,555	1,134,045 1,034,064		30,832 29,007	2,257,371 1,969,578

Richard P. Teets, Jr. Executive Vice President, President and Chief Operating Officer for Steel Shapes and Building Products	2007 2006	441,667 400,000	1,000 3,000	463,608 323,523	43,233 40,555	1,135,365 1,034,760		46,745 29,476	2,131,618 1,831,314

Gary E. Heasley Executive Vice President for Strategic Planning and Business Development	2007 2006	306,667 290,000	1,000 3,000	429,579 217,483	43,233 40,555	796,551 759,064		29,500 58,588	1,606,530 1,368,690

(1)
The amounts in this column reflect special cash bonuses paid in 2007 and 2006 to all Company employees, including the Chief Executive Officer and the Named Executive Officers.

(2)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for 2007 and 2006 in accordance with FAS 123R and include amounts from awards in 2007 and 2006 and prior to 2006. Under the Company's 2003 Incentive Plan (the final year of this Plan), one-third of the restricted common stock issued as incentive compensation in respect of any year for which equity compensation is payable under the Plan vests and becomes non-forfeitable immediately upon issuance, another third vests and becomes non-forfeitable in one year, and the other third vests and becomes non-forfeitable in two years. The amount for 2007 includes the amount recognized for 2007 as well as the amount earned in 2007 in respect of 2005's and 2006's awards. Likewise, the amount reflected for 2006 includes the amount recognized for 2006 as well as the amount recognized for 2004's and 2005's awards but earned in 2006. For a discussion of the restricted stock awards reported in this column, see Note 1 to our Consolidated Financial Statements, under Equity-Based Compensation.

(3)
The amounts in this column reflect the dollar amount for financial statement reporting purposes for 2007 and 2006 in accordance with FAS 123R. The FAS 123R value as of the grant date for options is spread over the number of months of service (six) required for each semi-annual grant to become non-forfeitable. For a discussion of the assumptions made in the valuation of the semi-annual stock option grants pursuant to Section 6.4 of our 2006 Equity Incentive Plan, see Note 1 to our Consolidated Financial Statements, under Equity-Based Compensation.

(4)
Includes amounts paid on February 1, 2008 and amounts paid on February 1, 2007 under the Company's 2003 Incentive Plan for services performed in 2007 and 2006. Our methodology and rationale for this short-term cash incentive compensation to the Named Executive Officers is described in the Performance-Based Incentive Compensation section of the foregoing Compensation Discussion and Analysis. Amounts also include the cash portion of the profit sharing allocation made pursuant to the Company's Profit Sharing and Retirement Savings Plan paid in March 2008 and March 2007 for services performed in 2007 and 2006, respectively.

(5)
See All Other Compensation Table below for amounts, which include perquisites, tax reimbursements, insurance premiums, and Company match and profit sharing contributions to our Profit Sharing and Retirement Savings Plan.

All Other Compensation (Detail of Summary Compensation Table, Column (i))

Name (a)	Year (b)	Perquisites and Other Personal Benefits(1) ($) (c)	Tax Reimbursements(2) ($) (d)	Insurance Premiums ($) (e)	Company Contributions to Retirement and 401(k) Plans(3) ($) (f)	Total ($) (g)

Keith E. Busse	2007 2006	$59,754 —	$300 —	$8,454 8,454	$29,500 27,675	$98,008 36,129

Theresa E. Wagler	2007 2006	— —	— —	— —	29,500 27,676	29,500 27,676

Mark D. Millett	2007 2006	— —	— —	1,332 1,332	29,500 27,675	30,832 29,007

Richard P. Teets, Jr.	2007 2006	15,377 —	68 —	1,800 1,800	29,500 27,676	46,745 29,476

Gary E. Heasley	2007 2006	— 21,500	— 9,413	— —	29,500 27,675	29,500 58,588

(1)
Perquisites during 2007 for Messrs. Busse and Teets reflect the aggregate incremental cost to the Company of personal use of the Company's aircraft. The value of the personal use of the aircraft was determined by computing the direct flight costs and adding to this the allocable share of the foregone federal income tax deduction related to the personal use of Company aircraft. Direct flight costs include hourly charter rates and pilot rates applied to the number of hours of personal use, and actual fuel costs, landing and parking fees incurred. The calculation of the foregone federal income tax deduction involves allocating the expenses of operating the aircraft, including pilot costs, between business seat hours and personal seat hours. The operating costs associated with the personal seat hours are nondeductible by the Company and these expenses are tax-effected using a rate of 38.5%, then allocated to those employees who have utilized the aircraft for personal use during the year based on their personal use hours relative to total personal use hours. Perquisites during 2006 for Mr. Heasley reflect amounts paid to him by agreement during 2006 in connection with his relocation to our headquarters in Fort Wayne, Indiana in 2005.

(2)
The tax reimbursements during 2007 for Messrs. Busse and Teets reflect the actual medicare tax gross-up related to the taxable income imputed as a result of their personal use of the Company's aircraft. The tax reimbursement for Mr. Heasley for 2006 represents the tax gross-up related to the relocation expenses referred to in footnote (1) above.

(3)
Amounts represent Company matching contributions paid on the Chief Executive Officer's and Named Executive Officers' 401(k) deferrals during 2007 and 2006, and amounts accrued as profit sharing contributions for 2007 and 2006 and paid in 2008 and 2007, respectively, and profit sharing forfeitures attributed to the Chief Executive Officer and to each Named Executive Officer for 2007 and 2006 and allocated in 2008 and 2007, respectively.

Grants of Plan-Based Awards for Fiscal 2007*

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards

Name (a)	Grant Date (b)	Threshold ($) (c)	Target(1) ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target(2) (#) (g)	Maximum (#) (h)	All Other Stock Awards: Number of Shares of Stock or Units(3) (#) (i)	All Other Option Awards: Number of Securities Underlying Options(4) (#) (j)	Exercise or Base Price Of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(5) (l)

Keith E. Busse	02/01/07 05/21/07 11/21/07		$1,948,249			23,294		11,646	4,136 4,040	$24.18 24.76	$685,000 31,915 24,232

Theresa E. Wagler	02/01/07 05/21/07 11/21/07		533,749			3,826		1,912	3,310 3,232	24.18 24.76	112,500 23,663 19,388

Mark D. Millett	02/01/07 05/21/07 11/21/07		1,133,707			13,602		6,800	3,310 3,232	24.18 24.76	400,000 23,663 19,388

Richard P. Teets, Jr.	02/01/07 05/21/07 11/21/07		1,140,027			13,602		6,800	3,310 3,232	24.18 24.76	400,000 23,663 19,388

Gary E. Heasley	02/01/07 05/21/07 11/21/07		796,213			9,862		4,930	3,310 3,232	24.18 24.76	290,000 23,663 19,388

*
Number of shares shown reflects two-for-one stock split effective March 19, 2008.

(1)
Amounts in column (d) reflect cash incentive compensation payable for 2007 pursuant to the cash incentive portion of the Company's 2003 Incentive Plan but not awarded and paid until February 1, 2008. These amounts reflect the same cash incentive compensation reflected in column (g) of the Summary Compensation Table.

(2)
Shares in column (g) reflect the number of shares of restricted stock awarded on February 1, 2007 pursuant to the equity incentive portion of the Company's 2003 Incentive Plan for 2006 but not awarded until the described date. Under the Incentive Plan, two-thirds of the shares awarded are restricted, with one-half thereof becoming unrestricted one year later and the balance becoming unrestricted in two years. The initial one-third of the shares awarded for 2006 on February 1, 2007 under the 2003 Incentive Plan were issued as unrestricted shares and are reflected in column (i) of this Table.

(3)
Shares in column (i) reflect the number of shares of unrestricted stock awarded for 2006 on February 1, 2007. The other two-thirds, awarded with restrictions, are reflected in column (g) of this Table.

(4)
Shares in column (j) reflect the number of shares underlying the May 21 and November 21, 2007 automatic semi-annual stock option grants pursuant to Section 6.4 of the Company's 2006 Equity Incentive Plan. All of these options, which are subject to a six month vesting feature, are currently exercisable or exercisable within 60 days.

(5)
Amounts shown on the first line of column (l) for each of the Named Executive Officer reflect the Grant Date Fair Value of both the restricted (column (g)) and unrestricted (column (i)) shares of stock issued for 2006 on February 1, 2007 pursuant to the Incentive Plan, computed on the basis of their full value on the Grant Date without regard to vesting. Amounts shown on the second and third lines of column (l) for each such person reflect the Grant Date Fair Value of semi-annual stock options granted pursuant to the 2006 Equity Incentive Plan, using the Black Scholes Method as more fully described in Note 1 to the Company's Consolidated Financial Statements.

2007 Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth the Named Executive Officers' outstanding equity awards as of the end of 2007. Shares shown adjusted to reflect two-for-one stock split, effective March 19, 2008.

	Option Awards
			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)
						Stock Awards
Name (a)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(6) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

Keith E. Busse(1)	5,652			$14.16	05/21/2011
	5,176			15.46	11/21/2011
	4,136			24.18	05/21/2012
				24.76	11/21/2012
		4,040
						41,962	$1,249,838

Theresa E. Wagler(2)	9,408			3.19	05/21/2008
	6,168			4.87	11/21/2008
	4,744			6.33	05/21/2009
	3,184			9.43	11/21/2009
	8,576			7.00	05/21/2010
	7,688			7.81	11/21/2010
	4,240			14.16	05/21/2011
	3,882			15.46	11/21/2011
	3,310			24.18	05/21/2012
		3,232		24.76	11/21/2012
						5,762	171,621

Mark D. Millett(3)	18,812			3.19	05/21/2008
	12,336			4.87	11/21/2008
	9,484			6.33	05/21/2009
	6,368			9.43	11/21/2009
	8,576			7.00	05/21/2010
	7,688			7.81	11/21/2010
	4,240			14.16	05/21/2011
	3,882			15.46	11/21/2011
	3,310			24.18	05/21/2012
		3,232		24.76	11/21/2012
						24,802	738,728

Richard P. Teets, Jr.(4)	18,812			3.19	05/21/2008
	12,336			4.87	11/21/2008
	9,484			6.33	05/21/2009
	6,368			9.43	11/21/2009
	8,576			7.00	05/21/2010
	7,688			7.81	11/21/2010
	4,240			14.16	05/21/2011
	3,882			15.46	11/21/2011
	3,310			24.18	05/21/2012
		3,232		24.76	11/21/2012
						19,206	572,051

Gary E. Heasley(5)	8,576			7.00	05/21/2010
	7,688			7.81	11/21/2010
	4,240			14.16	05/21/2011
	3,882			15.46	11/21/2011
	3,310			24.18	05/21/2012
		3,232		24.76	11/21/2012
						17,758	528,922

(1)
Reading from top to bottom, underlying shares shown in column (b) reflect automatic semi-annual option grants on May 21, 2006, November 21, 2006 and May 21, 2007, under the Company's 2006

  Equity Incentive Plan. The underlying shares shown in column (c) reflect the option grant on November 21, 2007 under the 2006 Equity Incentive Plan.

(2)
Reading from top to bottom, underlying shares shown in column (b) reflect automatic semi-annual option grants on May 21, 2003, November 21, 2003, May 21, 2004, November 21, 2004, May 21, 2005 and November 21, 2005 under the Company's 1996 Incentive Stock Option Plan, and on May 21, 2006, November 21, 2006 and May 21, 2007 under the Company's 2006 Equity Incentive Plan. The underlying shares shown in column (c) reflect the option grant on November 21, 2007 under the 2006 Equity Incentive Plan.

(3)
Reading from top to bottom, underlying shares shown in column (b) reflect automatic semi-annual option grants on May 21, 2003, November 21, 2003, May 21, 2004, November 21, 2004, May 21, 2005, and November 21, 2005 under the Company's 1996 Incentive Stock Option Plan, and on May 21, 2006, November 21, 2006 and May 21, 2007, under the Company's 2006 Equity Incentive Plan. The underlying shares shown in column (c) reflect the option grant on November 21, 2007 under the 2006 Equity Incentive Plan.

(4)
Reading from top to bottom, underlying shares shown in column (b) reflect automatic semi-annual option grants on May 21, 2003, November 21, 2003, May 21, 2004, November 21, 2004, May 21, 2005, and November 21, 2005 under the Company's 1996 Incentive Stock Option Plan, and on May 21, 2006, November 21, 2006 and May 21, 2007, under the Company's 2006 Equity Incentive Plan. The underlying shares shown in column (c) reflect the option grant on November 21, 2007 under the 2006 Equity Incentive Plan.

(5)
Reading from top to bottom, underlying shares shown in column (b) reflect automatic semi-annual option grants on May 21, 2005 and November 21, 2005 under the Company's 1996 Incentive Stock Option Plan, and on May 21, 2006, November 21, 2006 and May 21, 2007, under the Company's 2006 Equity Incentive Plan. The underlying shares shown in column (c) reflect the option grant on November 21, 2007 under the 2006 Equity Incentive Plan.

(6)
Shares represented in column (g) reflect the remaining one-third of the February 1, 2006 and the remaining two-thirds of the February 1, 2007 awards of restricted shares under the 2003 Incentive Plan that are still restricted. The number of shares includes shares shown in column (g) of the "2006 Grants of Plan-Based Awards Table."

Potential Payments Upon Termination or Change in Control

        We have no written employment agreement or change in control agreements with our Chief Executive Officer or with any of our Named Executive Officers. However, in connection with our Chief Executive Officer and our Named Executive Officers, we have a policy under which each of these officers is entitled to certain payments in the event that their employment is terminated. This policy is described in the section in this CD&A on "Payments on Termination of Employment."

        The table below reflects the various severance, post-employment or other payments we would have been required to make if any of our Named Executive Officers' employment were to have been terminated on December 31, 2007 under the circumstances described in the column headings.

Name (a)	Benefit (b)	Termination w/o Cause or for Good Reason (c)	Voluntary Termination (d)	Death or Disability (e)

Keith E. Busse	Severance	$1,600,000	—	$1,600,000

Theresa E. Wagler	Severance	500,000	—	500,000

Mark D. Millett	Severance	900,000	—	900,000

Richard P. Teets, Jr.	Severance	900,000	—	900,000

Gary E. Heasley	Severance	620,000	—	620,000

2007 Option Exercises and Stock Vested Table

        The following table sets forth the number and corresponding value realized during 2007 with respect to stock options that were exercised and restricted shares that became unrestricted during 2007 for each Named Executive Officer. Number of shares shown reflect two-for-one stock split effective March 19, 2008.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Keith E. Busse	24,748	$612,760	51,482	$1,009,305

Theresa E. Wagler	—	—	3,852	75,518

Mark D. Millett	13,532	329,978	28,352	555,841
	18,724	463,606

Richard P. Teets, Jr.	18,362	373,918	19,236	251,532

Gary E. Heasley	—	—	12,830	251,532

Pension Benefits Table

        The table disclosing the actuarial present value of each Named Executive Officer's accumulated benefits under defined benefit plan, the number of years of credited service for each such plan and the amount of pension benefits paid to each Named Executive Officer during the year is omitted because the Company does not have any such plan.

Nonqualified Deferred Compensation Table

        The Company had no such plans or benefits in 2007 under which the Chief Executive Officer or any of the Named Executive Officer participate. Accordingly, the related table is omitted.

2007 Directors Compensation Table

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(1) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)

John C. Bates	$75,000	$46,050					$121,050

Dr. Frank C. Byrne	87,000	46,050					133,050

Paul B. Edgerley	81,000	46,050					127,050

Richard J. Freeland	84,000	46,050					130,050

Dr. Jürgen Kolb	81,000	46,050					127,050

James C. Marcuccilli	87,000	46,050					133,050

Joseph D. Ruffolo	91,500	46,050					137,550

(1)
Amounts shown in column (c) reflect the prescribed June 1, 2007 award of 3,094 shares of restricted stock (adjusted for the two-for-one stock split effective March 19, 2008) to each non-employee director pursuant to the Company's 2006 Equity Incentive Plan.

2007 Directors Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options(1) (#) Exercisable (b)	Number of Securities Underlying Unexercised Options(#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#) (i)	Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

John C. Bates	4,704 3,084 2,372 1,592 2,144 1,924			$3.19 4.82 6.33 9.43 7.00 7.81	05/21/2008 11/21/2008 05/21/2009 11/21/2009 05/21/2010 11/21/2010	3,094	$92,155

Dr. Frank D. Byrne	2,142 1,924			7.00 7.81	05/21/2010 11/21/2010	3,094	92,155

Paul B. Edgerley	1,592 1,924			9.43 7.81	11/21/2009 11/21/2010	3,094	92,155

Richard J. Freeland						3,094	92,155

Dr. Jürgen Kolb						3,094	92,155

James C. Marcuccilli	2,142 1,924			7.00 7.81	05/21/2010 11/21/2010	3,094	92,155

Joseph D. Ruffolo	4,704 3,084 2,372 1,592 2,142 1,924			3.19 4.82 6.33 9.43 7.00 7.81	05/21/2008 11/21/2008 05/21/2009 11/21/2009 05/21/2010 11/21/2010	3,094	92,155

(1)
The grant dates of the stock options reflected in column (b) are six months earlier than the expiration dates reflected in column (f) in all cases. Stock options were granted under the Non-Employee Director Stock Option Plan semi-annually, on May 21 and November 21 of each year, with an underlying share amount determined by dividing $15,000 by the closing market price of our common stock on the last business day preceding each grant date. The Non-Employee Director Stock Option Plan was discontinued, except for already outstanding options, as of the end of 2005.

Policy for the Review, Approval or Ratification
of Transactions with Related Persons

        Related persons transactions are subject to our Statement of Policy For the Review, Approval or Ratification of Transactions With Related Persons. A copy of this policy is available on our website at www.steeldynamics.com.

        The policy applies to any "Transaction With a Related Person." Under our policy, a "Related Person" is a person who is, or at any time since the beginning of our last fiscal year was a director or executive officer, a nominee to become a director, a stockholder who beneficially owns 5% or more of our common stock, an "Immediate Family Member" (that is, a spouse, child, parent, sibling, or an in-law) of any of the foregoing persons, as well as any entity which is owned or controlled by any of such persons (or of which such person is a general partner or a 5% or greater beneficial owner) or any other person identified by our Audit Committee or our Board as a "Related Person" for purposes of this policy. Once a person has been identified as "Related Person" and if we or any subsidiary is a participant, then if the aggregate amount involved in the transaction exceeds $60,000 and the "Related Person" has a direct or indirect interest (other than simply as a result of being a director or less than a 10% beneficial owner of the entity involved) the transaction must be considered, approved or ratified by the Audit Committee.

        We have established the threshold transactional amount at $60,000, which triggers the review, even though applicable SEC regulations currently set the threshold higher. We have done this so that even smaller transactions with Related Persons will be reviewed for fairness and appropriateness. Employment of a Related Person in the ordinary course of business consistent with our policies and practices with respect to the employment of non-Related Persons in similar positions (so long as the Related Person is not an executive officer required to be reported in our annual proxy statement) is not subject to the policy but are nonetheless disclosed herein. Transactions involving competitive bids are considered pre-approved for purposes of our policy.

        All other transactions subject to our policy must be approved in advance by the Audit Committee, unless our Chief Executive Officer or Chief Financial Officer determines that it is impractical to wait until an Audit Committee meeting. In such event, the Chair of the Audit Committee may review and approve the proposed Related Person transaction but shall then promptly report any such approval to the full Audit Committee. All material facts respecting the Related Person transaction must be disclosed to the Audit Committee. In the event that we become aware of a Related Person transaction that has not been approved prior to its consummation, the matter must then still be reviewed by the Audit Committee, which will then review all relevant facts and circumstances, shall evaluate all available options (including ratification, revision or termination of the transaction), and shall take such course of action as it deems appropriate.

        In reviewing any Related Person transaction, the Audit Committee must consider the proposed benefits to the Company, the availability of other sources of comparable products or services, an assessment of whether the proposed transaction is at least on terms comparable to the terms available to an unrelated third party or to employees generally, and must then determine that the transaction is fair and reasonable to the Company.

Certain Relationships and Related Party Transactions

        We have an off-take agreement with Heidtman that was extended from March 2007 to July 2008. Under the current terms of the agreement, Heidtman is obligated to purchase, and we are obligated to sell to Heidtman, 30,000 tons on average of hot rolled bands per month, or approximately 360,000 tons annually. Additionally, Heidtman is obligated to purchase, and we are obligated to sell to Heidtman, 4,500 tons on average of cold-rolled products per month, or approximately 54,000 tons annually. For hot rolled band steel, our pricing to Heidtman is determined by either a market pricing formula based on an "all-in" cost-plus basis or a spot market pricing formula determined on the basis of a discounted market index. For cold-rolled products, the pricing is also determined by a spot market pricing formula determined on the basis of a discounted market index.

        We sell various flat-rolled products to and occasionally purchase materials for our manufacturing process from Heidtman. The president and chief executive officer of Heidtman is a member of our board of directors and a stockholder. Transactions with Heidtman for the years ended December 31 were as follows (in thousands):

	2007	2006	2005
Sales	$219,737	$242,760	$225,234
Percentage of consolidated net sales	5%	7%	10%
Accounts receivable	39,741	53,365	38,830
Purchases	64,613	58,214	63,066
Accounts payable	4,905	2,004	4,475

        We believe that the transactions described are on terms no less favorable to us than could be obtained from unaffiliated third parties.

        We employ Michael S. Busse as Sales Manager for our Structural and Rail Division and Aaron Busse as an employee in our Ferrous Resources Department. We also utilize the services of Transport Dynamics LLC, principally owned by Chris Busse, as an independent contractor, to provide freight hauling services for finished steel products manufactured by the Company. Keith E. Busse, our President and Chief Executive Officer, is the father of Michael S. Busse, Aaron Busse and Chris Busse. During 2007, each of these relationships involved payments for services rendered to the Company of less than $150,000 each, two of them as employees performing work at no more than market rates, and the other involving the provision of independent freight hauling services on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

        All of the foregoing transactions and relationships were approved in accordance with our Policy for the Review, Approval or Ratification of Transactions with Related Persons.

Other Matters

        We do not intend to bring any other matters before the Annual Meeting, nor are we aware of any other matters that are to be properly presented to the Annual Meeting by others. In the event that other matters do properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the Proxy to vote such Proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors
Keith E. Busse President and Chief Executive Officer

Fort Wayne, Indiana
April             , 2008

EXHIBIT A

STEEL DYNAMICS, INC.
2008 EXECUTIVE INCENTIVE COMPENSATION PLAN

        1.    Purpose.    The purpose of the Steel Dynamics, Inc. 2008 Executive Incentive Compensation Plan (the "Plan") is to provide annual performance-based incentive compensation to executives, based on the financial performance criteria described in this Plan.

        This Plan supersedes and replaces the Steel Dynamics, Inc. 2003 Executive Incentive Compensation Plan (the "Expiring Plan"), adopted, with stockholder approval, May 29, 2003, except that all Stock bonus awards previously made under the Expiring Plan and not yet fully vested shall continue to be governed by the terms of the Expiring Plan.

        Under the Expiring Plan, 3,000,000 shares of Stock were authorized for issuance; and, from inception of the Expiring Plan to date, a total of 591,942 shares were issued. Accordingly, the balance of 2,408,258 shares remaining unissued under the Expiring Plan has been de-authorized and will be issued under the Expiring Plan.

        2.    Effective Date and Term of Plan.    The Effective Date of the Plan is January 1, 2008, subject to stockholder approval. The Plan shall terminate on February 28, 2013, unless extended, likewise subject to stockholder approval, or unless earlier terminated by the Board.

        3.    Shares of Stock Subject to the Plan.

          3.1.  The total number of shares of Stock of the Company reserved and available for issuance and distribution pursuant to the Plan shall not exceed, in the aggregate, 2,500,000 shares of the authorized Stock of the Company.

          3.2.  Stock which may be issued under the Plan may be either authorized but unissued shares or shares of issued Stock held in the Company's treasury, or both, at the discretion of the Committee. Whenever any Stock is forfeited under the Plan, the shares forfeited shall revert to authorized but unissued shares and may again be reissued hereunder.

          3.3.  In the event of any stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division (including, but not limited to, split-up, split-off, spin-off or distribution to Company stockholders, other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets, rights offering, merger, consolidation, reorganization or partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing, the aggregate number of shares reserved for issuance under the Plan, as the Committee shall deem necessary or appropriate to reflect equitably the effects of such changes, shall be appropriately adjusted, or new shares shall be issued, as determined by the Committee in its discretion.

        4.    Definitions.    As used in this Plan, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Adjusted Pre-Tax Net Income" means, for any Year, consolidated net income of the Company, before taxes, extraordinary items and bonuses payable to Participants under this Plan, as determined by the Company; provided, however, that, to the extent reasonably determinable, the effect upon Adjusted Pre-Tax Net Income of any start-up expenses associated with significant capital expenditures, for a period not to exceed twelve (12) months following start-up, shall be excluded from and not taken into account in determining such Adjusted Pre-Tax Net Income.

          "Average Divisional ROA Assets" for a division means the sum of the dollar amounts of total divisional assets employed by that division at the end of each month during the Year and during the last month of the prior year, adjusted by subtracting (a) the book value of assets classified as construction-in-progress, (b) the book value of assets placed in service during the Year, and (c) fifty percent (50%) of the book value of assets placed in service during the prior year, and dividing the resulting amount by the number of months of the Year plus one.

          "Average Divisional Group ROA Assets" for a Divisional Group means the sum of the Average Divisional ROA Assets, as defined below, for each of the divisions comprising the particular Divisional Group, divided by the number of months of the Year plus one.

          "Base Salary" means, with respect to a Participant, the regular annual salary approved as "base salary" by the Committee and paid during a Year for services rendered, excluding any cash or stock bonus payments (whether paid under this Plan or otherwise) or severance pay.

          "Board" means the Board of Directors of the Company.

          "Bonus Pool" means, for any Year, an amount determined by multiplying Adjusted Pre-Tax Net Income, minus an amount, currently equal to ten percent (10%) of "Average Stockholders Equity," as determined by the Committee, by a percentage amount, currently five and one-half percent (5 1/2%), determined annually by the Committee. The determinations of the Average Stockholder Equity percentage and the percentage multiplier hereunder shall be made by the Committee, without the necessity of further stockholder approval, no later than ninety (90) days after the commencement of the Year for which incentive compensation hereunder may be paid.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Committee" means the Compensation Committee or other committee of the Board, as contemplated by Section 6.

          "Company" means Steel Dynamics, Inc., an Indiana corporation.

          "Category 1 Executive Officer" means those senior management persons whose primary responsibilities are company-wide, such as, without limitation, (a) the Company's Chief Executive Officer and the Company's Chief Financial Officer, and (b) such other persons, if any, whom the Committee may from time to time designate as a Category 1 Executive Officer, for purposes of this Plan, no later than ninety (90) days after the commencement of the Year for which incentive compensation hereunder may be paid. Unless changed by the Committee within the foregoing period, with respect to any Year, a Participant's designation for Plan purposes, once made, shall continue from year to year.

          "Category 2 Executive Officer" means those persons whose primary responsibilities are also company-wide, such as, but not limited to, (a) the Company's Vice President for Tax and Benefits and the Company's Treasurer, and (b) such other persons, if any, whom the Committee may from time to time designate as a Category 2 Executive Officer, for purposes of this Plan, no later than ninety (90) days after the commencement of the Year for which incentive compensation hereunder may be paid. Unless changed by the Committee within the foregoing period, with respect to any Year, a Participant's designation for Plan purposes, once made, shall continue from year to year.

          "Category 3 Executive Officer" means those persons who have both company-wide and also multi-unit or multi-divisional responsibilities, such as (a) the Executive Vice President of a Divisional Group, and (b) such other persons, if any, whom the Committee may from time to time designate as a Category 3 Executive Officer, for purposes of this Plan, no later than ninety (90) days after the commencement of the Year for which incentive compensation hereunder may be paid. Unless changed by the Committee within the foregoing period, with respect to any Year, a Participant's designation for Plan purposes, once made, shall continue from year to year.

          "Category 4 Executive Officer" means those persons who have both company-wide and also direct large single unit divisional responsibilities, such as (a) the Vice President and General Manager of the Company's Butler, Indiana Flat Rolled Division, the Vice President and General Manager of the Company's Columbia City, Indiana Structural and Rail Division, and the Vice President and General Manager of the Company's Pittsboro, Indiana Bar Products Division, and (b) such other persons, if any, whom the Committee may from time to time designate as a Category 4 Executive Officer, for purposes of this Plan, no later than ninety (90) days after the commencement of the Year for which incentive compensation hereunder may be paid. Unless changed by the Committee within the foregoing period, with respect to any Year, a Participant's designation for Plan purposes, once made, shall continue from year to year.

          "Category 5 Executive Officer" means those persons who have both company-wide and also direct medium single or multiple unit divisional responsibilities, such as (a) the Vice President and General Manager of the Company's Roanoke Bar Products Division, the Company's Steel of West Virginia Division, and the President of the Company's New Millennium Building Systems Division, and (b) such other persons, if any, whom the Committee may from time to time designate as a Category 5 Executive Officer, for purposes of this Plan, no later than ninety (90) days after the commencement of the Year for which incentive compensation hereunder may be paid. Unless changed by the Committee within the foregoing period, with respect to any Year, a Participant's designation for Plan purposes, once made, shall continue from year to year.

          "Divisional Group" means, without limitation, the Flat Rolled Steels and Ferrous Resources Group, the Steel Shapes and Building Products Group, the Metals Recycling Group, or any other group the Committee may from time to time and in its discretion designate, modify, realign or create as a Divisional Group for purposes of this Plan.

          "Divisional Group Return on Assets" for a Divisional Group such as the Company's Flat Rolled Steels and Ferrous Resources Group, the Steel Shapes and Building Products Group, or the Metals Recycling Group, means a percentage established by adding (a) the aggregate net income for the Year, as determined for corporate consolidation purposes, of all of the divisions comprising the particular Group, (b) the amount of certain aggregate corporate expenses allocated to the Group and to each of the divisions comprising the particular Group, and (c) the amount of aggregate incentive bonus compensation expenses associated with this Plan allocated to the Group and to each of the divisions comprising the particular Group, and then dividing that sum by the Average Divisional Group ROA Assets."

          "Divisional Return on Assets" for a division means a percentage established by adding (a) the division's net income for the Year, as determined for corporate consolidation purposes, (b) the amount of certain corporate expenses allocated to that division, and (c) the amount of incentive bonus compensation expenses associated with this Plan, and then dividing that sum by the Average Divisional ROA Assets.

          "Effective Date" has the meaning assigned to such term in Section 2.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

          "Fair Market Value" means, as of any date, the value of the Stock determined as follows: if the Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ Global Select Market of the National Association of Securities Dealers, Inc. the Fair Market Value of a share of Stock shall be the closing sales price for such Stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in the Stock) on the last market trading date prior to the date of determination, as reported by Dow Jones, in the Wall Street Journal or by such other source as the Committee deems reliable.

          "Maximum ROA Target" for a division means a Return on Assets percentage, by division, established from time to time in the exercise of its discretion by the Committee, without additional stockholder approval.

          "Minimum ROA Target" for a division means a Return on Assets percentage, by division, established from time to time in the exercise of its discretion by the Committee, without additional stockholder approval.

          "Participant" means those Category 1, 2, 3, 4, 5 or other Executive Officers, for purposes of this Plan, who, either as defined hereunder or from time to time by the Committee, are designated or selected to be Participants under this Plan.

          "Participant's Adjusted Base Salary" (a) for purposes of the cash portions of the bonuses described in Sections 5.1 and 5.2, means (i) with respect to any Category 1 Executive Officer, two and one-half (2 1/2) times the Participant's Base Salary, (ii) with respect to a Category 3 Executive Officer, half of the Participant's Base Salary multiplied by two and one-half (2 1/2), (iii) with respect to any Category 2 Executive Officer, one and one-half (1 1/2) times the Participant's Base Salary, (iv) with respect to any Category 4 Executive Officer twenty-five percent (25%) of the Participant's Base Salary multiplied by two (2), and (v) with respect to any Category 5 Executive Officer twenty-five percent (25%) of the Participant's Base Salary multiplied by one and one-half (1 1/2); and (b) for purposes of the stock portions of the bonuses described in Sections 5.1 and 5.2, means (i) with respect to any Category 1 Executive Officer, the Participant's Base Salary, (ii) with respect to a Category 3 Executive Officer fifty percent (50%) of the Participant's Base Salary, (iii) with respect to any Category 2 Executive Officer, seventy-five percent (75%) of Base Salary, and (iv) with respect to any Category 4 and Category 5 Executive Officers, twenty-five percent (25%) of the Participant's Base Salary multiplied by seventy-five percent (75%), or eighteen and three-quarters percent (18.75%) of Base Salary.

          "Participant's Bonus Pool Percentage" means, in any Year with respect to a Participant, a fraction, the numerator of which is equal to the Participant's Adjusted Base Salary and the denominator of which is equal to the sum of all of the Participants' Adjusted Base Salaries.

          "Plan" means the Steel Dynamics, Inc. 2008 Executive Incentive Compensation Plan, or as it may be further amended from time to time.

          "Remaining Bonus Pool" means the excess of the Bonus Pool over the sum of the aggregate cash bonus amounts payable pursuant to Sections 5.1.1.1 and 5.1.2.1.

          "Restricted Stock" means Stock issued pursuant to the Plan that is not yet vested as contemplated by Section 8.

          "Retirement" means voluntary retirement by a Participant who is at least 60 years old.

          "Stock" means the $0.0025 par value common stock of the Company.

          "Vested Shares" has the meaning assigned to such term in Section 8.

          "Year" means the Company's fiscal year, for which incentive compensation may be payable hereunder.

        5.    Payment of Incentive Compensation.    Subject to the terms, conditions and limitations set forth in this Plan, each Year Participants who are Category 1 or Category 2 Executive Officers may be entitled to receive a cash and a stock bonus under Section 5.1; and Participants who are Category 3, Category 4 or Category 5 Executive Officers may be entitled to receive a cash and a stock bonus under both Sections 5.1 and 5.2. The Committee may from time to time, without stockholder approval, create additional Executive Officer categories and assign Participants to or from one category to another.

          5.1.    Incentive Compensation for Category 1 and Category 2 Executive Officers.    Each Participant who is a Category 1 or 2 Executive Officer may be entitled to receive, each Year, incentive compensation based upon a performance-based consolidated Bonus Pool determined in the manner described in Sections 5.1.1 and 5.1.2.

            5.1.1.    Category 1 Executive Officers.

              5.1.1.1.    Cash Bonus.    Each Participant who is a Category 1 Executive Officer shall receive a cash bonus in an amount, if any, equal to the product of (i) the Participant's Bonus Pool Percentage and (ii) the Bonus Pool; provided, however, that the cash bonus shall not exceed two and one-half (2 1/2) times the Corporate Executive Officer's Base Salary.

              5.1.1.2.    Stock Bonus.    Each Participant who is a Category 1 Executive Officer shall also be entitled to receive a stock bonus, if there are unallocated amounts remaining in the Remaining Bonus Pool. Any such amounts shall be distributed in the form of Restricted Stock as follows: that number of shares of Restricted Stock having, on the grant date, a Fair Market Value equal to the product of (i) the Participant's Bonus Pool Percentage and (ii) the Remaining Bonus Pool; provided, however, that the aggregate Fair Market Value of the Restricted Stock so issued shall not exceed the Corporate Executive Officer's Base Salary.

            5.1.2.    Category 2 Executive Officers.

              5.1.2.1    Cash Bonus.    Each Participant who is a Category 2 Executive Officer shall receive a cash bonus in an amount, if any, equal to the product of (i) the Participant's Bonus Pool Percentage and (ii) the Bonus Pool; provided, however, that the cash bonus shall not exceed one and one-half (1 1/2) times the Category 2 Executive Officer's Base Salary.

              5.1.2.2    Stock Bonus.    Each Participant who is a Category 2 Executive Officer shall be entitled to receive a stock bonus if there are unallocated amounts remaining in the Remaining Bonus Pool. Any such amounts shall be distributed in the form of Restricted Stock as follows: that number of shares of Restricted Stock having, on the grant date, a Fair Market Value equal to the product of (i) the Participant's Bonus Pool Percentage and (ii) the Remaining Bonus Pool; provided, however, that the aggregate Fair Market Value of the Restricted Stock so issued shall not exceed seventy-five percent (75%) of the Category 2 Executive Officer's Base Salary.

          5.2.    Incentive Compensation for Category 3, Category 4 and Category 5 Executive Officers.    Each Participant who is a Category 3, Category 4 and Category 5 Executive Officer may be entitled to receive, each Year, a cash and a stock bonus, in part, based on a Company-wide performance-based bonus pool determined in the manner described in Sections 5.2.1.1, 5.2.2.1 or 5.2.3.1, and, in part, based on divisional or Divisional Group performance or multi-unit or multi-divisional performance, determined in the manner described in Sections 5.2.1.2, 5.2.2.2 or 5.2.3.2.

            5.2.1.    Category 3 Executive Officers.

              5.2.1.1.    Incentive Compensation Based on the Consolidated Bonus Pool.

                (a)   Cash Bonus.    Each Participant who is a Category 3 Executive Officer shall receive a cash bonus in an amount, if any, equal to the product of (i) the Participant's Bonus Pool Percentage and (ii) the Bonus Pool; provided, however, that the cash bonus shall not exceed two and one-half (2 1/2) times the Participant's Base Salary multiplied by fifty percent (50%), or a total of 125% of the Participant's Base Salary.

                (b)   Stock Bonus.    Each Participant who is a Category 3 Executive Officer shall receive a stock bonus, if there are unallocated amounts remaining in the Remaining Bonus Pool. Any such amounts shall be distributed in the form of Restricted Stock as follows: that number of shares of Restricted Stock having, on the grant date, a Fair Market Value equal to the product of (i) the Participant's Bonus Pool Percentage and (ii) the Remaining Bonus Pool; provided, however, that the aggregate Fair Market Value of the Restricted Stock so issued shall not exceed fifty percent (50%) of the Participant's Base Salary.

              5.2.1.2.    Incentive Compensation Based on Divisional Group Performance.    No later than ninety days after the commencement of the Year for which incentive compensation may be paid, the Committee shall make two preliminary determinations: (a) a threshold return on assets percentage (the "Minimum ROA Target," as defined) for each separate division which comprises the particular Divisional Group, which must in aggregate be achieved by each such Divisional Group before any cash or stock bonus may be paid under this Section 5.2.1.2 in respect of that Divisional Group, and (b) a maximum return on assets percentage (the "Maximum ROA Target," as defined) at which level the Category 3 Executive Officer will be entitled to receive the Category 3 Executive Officer's Maximum Divisional Group Cash Bonus, as defined in Section 5.2.1.2(a), and the Category 3 Executive Officer's Maximum Divisional Group Stock Bonus, as defined in Section 5.2.1.2(b).

                (a)   Cash Bonus.    Each Participant who is a Category 3 Executive Officer shall receive, for a particular Year, a cash bonus, if any, in an amount equal to that percentage of the Category 3 Executive Officer's Maximum Divisional Group Cash Bonus for that Year, established by linear interpolation and derived by (a) dividing the number of whole number increments between the applicable Minimum ROA Targets for that Year for each reporting division or unit and the applicable Maximum ROA Targets for that Year for each reporting division or unit into one hundred (100), and (b) multiplying the result by the number of whole number increments, expressed as a percentage, between the various applicable Minimum ROA Targets and the actual Divisional Group Return on Assets for that Year (rounded down from .4 and up from .5). For purposes of this Section 5.2.1.2(a), the term "Category 3 Executive Officer's Maximum Divisional Cash Bonus" means an amount, payable in cash, equal to two and one-half times the Participant's Base Salary multiplied by fifty percent (50%), or a total of one hundred twenty-five percent (125%) of the Participant's Base Salary.

                (b)   Stock Bonus.    Each Participant who is a Category 3 Executive Officer shall receive, for a particular Year, a stock bonus, if any, in an amount equal to that percentage of the Category 3 Executive Officer's Maximum Divisional Group Stock Bonus for that Year, established by linear interpolation and derived by (a) dividing the number of whole number increments between the applicable Minimum ROA Targets for that Year for each reporting unit or division and the applicable Maximum ROA Target for that Year into one hundred (100), and (b) multiplying the result by the number of whole number increments, expressed as a percentage, between the various applicable Minimum ROA Targets and the actual Divisional Group Return on Assets for that Year (rounded down from .4 and up from .5). For purposes of this Section 5.2.1.2(b), the term "Category 3 Executive Officer's Maximum Divisional Stock Bonus" means an amount, payable in shares of Restricted Stock, having, as of the grant date, a Fair Market Value equal to fifty percent (50%) of the Participant's Base Salary.

            5.2.2.    Category 4 Executive Officers.

              5.2.2.1.  Incentive Compensation Based on the Consolidated Bonus Pool.

                (a)   Cash Bonus.    Each Participant who is a Category 4 Executive Officer shall receive a cash bonus in an amount, if any, equal to the product of (i) the Participant's Bonus Pool Percentage and (ii) the Bonus Pool; provided, however, that the cash bonus shall not exceed two times (2) times the Participant's Base Salary multiplied by twenty-five percent (25%), or a total of fifty percent (50%) of the Participant's Base Salary.

                (b)   Stock Bonus.    Each Participant who is a Category 4 Executive Officer shall also be entitled to receive a stock bonus if there are unallocated amounts remaining in the Remaining Bonus Pool. Any such amounts shall be distributed in the form of Restricted Stock as follows: that number of shares of Restricted Stock having, as of the grant date, a Fair Market Value equal to the product of (i) the Participant's Bonus Pool Percentage and (ii) the Remaining Bonus Pool; provided, however, that the aggregate Fair Market Value of the Restricted Stock so issued shall not exceed seventy-five percent (75%) of the Participant's Base Salary multiplied by twenty-five percent (25%), or a total of eighteen and three-quarters percent (18.75%) of the Participant's Base Salary.

              5.2.2.2.  Incentive Compensation Based on Divisional Performance.

                (a)   Cash Bonus.    Each Participant who is a Category 4 Executive Officer shall receive, for a particular Year, a cash bonus, if any, in an amount equal to that percentage of the Category 4 Executive Officer's Maximum Divisional Cash Bonus for that Year, established by linear interpolation and derived by (a) dividing the number of whole number increments between the applicable Minimum ROA Target for that Year and the applicable Maximum ROA Target for that Year into one hundred (100), and (b) multiplying the result by the number of whole number increments, expressed as a percentage, between the applicable Minimum ROA Target and the actual Divisional Return on Assets for that Year (rounded down from .4 and up from .5). For purposes of this Section 5.2.2.2(a), the term "Category 4 Executive Officer's Maximum Divisional Cash Bonus" means an amount, payable in cash, equal to two (2) times the Participant's Base Salary multiplied by seventy-five percent (75%), or a total of one hundred fifty percent (150%) of the Participant's Base Salary.

                (b)   Stock Bonus.    Each Participant who is a Category 4 Executive Officer shall receive, for a particular Year, a stock bonus, if any, in an amount equal to that percentage of the Category 4 Executive Officer's Maximum Divisional Stock Bonus for that Year, established by linear interpolation and derived by (a) dividing the number of whole number increments between the applicable Minimum ROA Target for that Year and the applicable Maximum ROA Target for that Year into one hundred (100), and (b) multiplying the result by the number of whole number increments, expressed as a percentage, between the applicable Minimum ROA Target and the actual Return on Assets for that Year (rounded down from .4 and up from .5). For purposes of this Section 5.2.2.2(b), the term "Category 4 Executive Officer's Maximum Divisional Stock Bonus" means an amount, payable in shares of Restricted Stock, having, as of the grant date, a Fair Market Value equal to seventy-five percent (75%) of the Participant's Base Salary multiplied by seventy-five percent (75%), or a total of fifty-six and one-quarter percent (56.25%) of the Participant's Base Salary.

            5.2.3.    Category 5 Executive Officers.

              5.2.3.1.  Incentive Compensation Based on the Consolidated Bonus Pool.

                (a)   Cash Bonus.    Each Participant who is a Category 5 Executive Officer shall receive a cash bonus in an amount, if any, equal to the product of (i) the Participant's Bonus Pool Percentage and (ii) the Bonus Pool; provided, however, that the cash bonus shall not exceed one and one-half times (1 1/2) times the Participant's Base Salary multiplied by twenty-five percent (25%), or a total of thirty-seven and one-half percent (371/2%) of the Participant's Base Salary.

                (b)   Stock Bonus.    Each Participant who is a Category 5 Executive Officer shall also be entitled to receive a stock bonus if there are unallocated amounts remaining in the Remaining Bonus Pool. Any such amounts shall be distributed in the form of Restricted Stock as follows: that number of shares of Restricted Stock having, as of the grant date, a Fair Market Value equal to the product of (i) the Participant's Bonus Pool Percentage and (ii) the Remaining Bonus Pool; provided, however, that the aggregate Fair Market Value of the Restricted Stock so issued shall not exceed seventy-five percent (75%) of the Participant's Base Salary multiplied by twenty-five percent (25%), or a total of eighteen and three-quarters percent (18.75%) of the Participant's Base Salary.

              5.2.3.2.  Incentive Compensation Based on Divisional Performance.

                (a)   Cash Bonus.    Each Participant who is a Category 5 Executive Officer shall receive, for a particular Year, a cash bonus, if any, in an amount equal to that percentage of the Category 5 Executive Officer's Maximum Divisional Cash Bonus for that Year, established by linear interpolation and derived by (a) dividing the number of whole number increments between the applicable Minimum ROA Target for that Year and the applicable Maximum ROA Target for that Year into one hundred (100), and (b) multiplying the result by the number of whole number increments, expressed as a percentage, between the applicable Minimum ROA Target and the actual Divisional Return on Assets for that Year (rounded down from .4 and up from .5). For purposes of this Section 5.2.3.2(a), the term "Category 5 Executive Officer's Maximum Divisional Cash Bonus" means an amount, payable in cash, equal to one and one-half (1 1/2) times the Participant's Base Salary multiplied by seventy-five percent (75%), or a total of one hundred twelve and one-half percent (112 1/2%) of the Participant's Base Salary.

                (b)   Stock Bonus.    Each Participant who is a Category 5 Executive Officer shall receive, for a particular Year, a stock bonus, if any, in an amount equal to that percentage of the Category 5 Executive Officer's Maximum Divisional Stock Bonus for that Year, established by linear interpolation and derived by (a) dividing the number of whole number increments between the applicable Minimum ROA Target for that Year and the applicable Maximum ROA Target for that Year into one hundred (100), and (b) multiplying the result by the number of whole number increments, expressed as a percentage, between the applicable Minimum ROA Target and the actual Return on Assets for that Year (rounded down from .4 and up from .5). For purposes of this Section 5.2.3.2(b), the term "Category 5 Executive Officer's Maximum Divisional Stock Bonus" means an amount, payable in shares of Restricted Stock, having, as of the grant date, a Fair Market Value equal to seventy-five percent (75%) of the Participant's Base Salary multiplied by seventy-five percent (75%), or a total of fifty-six and one-quarter percent (56.25%) of the Participant's Base Salary.

        6.    Administration.

          6.1.  The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"), unless the Board otherwise provides. The Committee shall in all events and at all times consist of not less than three members of the Board, each of whom shall (a) meet the definition of "independence" prescribed from time to time by applicable SEC rules and as required under the applicable listing standards prescribed by Nasdaq or by such other national securities exchange on which the Company's Stock is listed, (b) be a "non-employee director," as such term is defined in Rule 16b-3 promulgated under Section 16 of the Exchange Act or any successor provision, and (c) be an "outside director," as that term is used in Section 162(m) of the Code and the regulations promulgated thereunder. In the absence of the appointment or functioning of a Committee, however, Board members who meet all of the foregoing three criteria shall together constitute and function as the Committee.

          6.2.  The Committee shall administer the Plan so as to comply at all times with Rule 16b-3 of the Exchange Act, Section 162(m) of the Code and any other qualifying laws or rules, including applicable independence rules, that may be applicable from time to time. To the extent that any provision hereof is found not to be in compliance with any such rule or requirement, the Committee shall have the full power and authority to effect such changes or amendments, without the necessity of any further approval by stockholders. Subject to the foregoing, the Board may from time to time increase the size of the Committee, appoint additional members, remove members (with or without cause), substitute new members, and fill vacancies (however caused). A majority of the members of the Committee shall constitute a quorum, and the actions of a majority of the members of the Committee at a meeting at which a quorum is present shall be the actions of the Committee.

          6.3.  The Committee shall have the exclusive power, authority and discretion to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable and to interpret the terms and provisions of the Plan. The Committee's interpretation of the Plan shall be final, binding and conclusive on all parties.

          6.4.  The Committee shall have the authority and discretion, no later than ninety (90) days after the commencement of the Year for which compensation may be payable hereunder, and without stockholder approval, to: (a) annually determine the Bonus Pool; (b) annually designate those persons who shall be classified as Category 1, Category 2, Category 3, Category 4 or Category 5 Executive Officers, or such additional classifications of Participants as the Committee may from time to time determine; (c) annually assign Participants to the appropriate participant classification; (d) annually determine the applicable percentages for Bonus Pool calculation purposes; (e) annually establish the Minimum ROA Targets and the Maximum ROA Targets; (f) annually determine, notwithstanding the percentage multipliers currently specified for each of the categories described in or contemplated by Sections 5.1.1, 5.1.2, 5.2.1.1, 5.2.2.1, or 5.2.3.1, for Bonus Pool purposes, used to calculate the maximum cash bonus or the maximum stock bonus, what the multiplier shall be, together with any necessary conforming or reciprocal adjustments to the related percentage multipliers; and (g) annually determine, notwithstanding the percentage multiplier specified in Sections 5.2.1.2, 5.2.2.2, or 5.2.3.2 used to calculate a Divisional Group's or a division's maximum cash bonus or maximum stock bonus, what that multiplier shall be, together with any necessary conforming or reciprocal adjustments to the related percentage multipliers. Any annual determination by the Committee, if not specifically changed from the prior determination, shall have the effect and shall be deemed to constitute a re-affirmation of the prior Year's determination for that item.

          The Committee's exercise of its authority and discretion hereunder shall in no event be exercised to increase the incentive compensation payable to any Participant subject to

  Section 162(m) of the Code in excess of the amount determined by the performance measures described hereunder.

          6.5.  The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee in engaging such counsel, consultant or agent shall be paid by the Company.

          6.6.  The Committee shall have the right, in its sole discretion, to waive the forfeiture provisions found in Section 8 below.

        7.    Amendment and Termination.    The Board may at any time or from time to time amend this Plan in whole or in part; provided, however, that any amendment, other than those specifically or by implication reserved to the Committee, that must be approved by the Company's stockholders in order to comply with applicable law or with the rules of any national securities exchange or market upon which the Company's Stock is traded or quoted, shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment hereof for stockholder approval shall not be deemed to limit the Company's authority to offer similar or dissimilar benefits in plans that do not require stockholder approval or in plans for which stockholder approval is not sought. The Board may also terminate this Plan at any time.

        8.    Vesting and Forfeiture of Restricted Stock.    Restricted Stock issued to a Participant shall vest and become nonforfeitable as follows: one-third (1/3) of the Restricted Stock shall vest immediately upon issuance, an additional one-third (1/3) will vest one year later, and the balance will vest on the second anniversary of the initial issuance date. Upon termination of the Participant's employment for any reason other than Retirement, death or disability, all shares of Restricted Stock of the Participant which are not Vested Shares at the time of termination of employment shall be forfeited and returned to the Company, and the Participant shall no longer be the owner of or have any interest whatsoever in the forfeitable Restricted Stock.

        9.    Restriction on Transfer of Restricted Stock.    Restricted Stock that is forfeitable under the terms of this Plan may not be transferred, assigned, sold, pledged, hypothecated, or otherwise disposed of in any manner and shall not be subject to levy, attachment, or other legal process.

        10.    Certificates.    Restricted Stock issued under this Plan shall be registered in the name of each Participant and may be issued in certificate or electronic book entry form. Stock certificates so issued shall be held by the Company until fully vested. Stock certificates or book entry registrations shall bear such restrictive legends or notations as the Committee may prescribe.

        Subject to all the terms, conditions, and limitations of this Plan, including provisions concerning forfeiture and restrictions on transfer, the Participant shall be deemed the owner of the Restricted Stock with full dividend and voting rights. Upon the request of a Participant, separate stock certificates shall be issued and delivered to the Participant with respect to Vested Shares.

        11.    General Provisions.

          11.1.    No Guarantee of Employment.    The adoption of the Plan shall not confer upon any Participant any right to continued employment with the Company nor shall it interfere in any way with the right of the Company to terminate its relationship with any Participant at any time.

          11.2.    Participant Titles for Plan Purposes Only.    The use of "Executive" or "Officer," alone or in combination anywhere in this Plan, are for purposes solely of establishing different categories of benefits provided by this Plan. Such designations are not intended to confer nor shall they be deemed to confer any status as an officer of the Company, nor shall any such designations be deemed to differentiate the duties, titles or responsibilities of any existing or future officer of the Company.

          11.3.    Withholding of Taxes.    No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal income tax purposes with respect to any Restricted Stock under the Plan, the Participant shall pay to the Company or make arrangements satisfactory to the Committee regarding the payment of any federal state or local taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan shall be conditioned on such payment or arrangements and the Company, to the extent permitted by law, shall have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

          11.4.    Expenses.    The expenses of administering the Plan shall be borne by the Company.

          11.5.    Fractional Shares.    No fractional shares of Stock shall be issued, and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up.

          11.6.    Governing Law.    To the extent not governed by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Indiana.

EXHIBIT B

PROPOSED
AMENDMENT TO ARTICLE IV
OF THE AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF STEEL DYNAMICS, INC.

        Article IV of the Amended and Restated Articles of Incorporation of Steel Dynamics, Inc. shall be amended and replaced in its entirety to read as follows:

          The total number of shares of capital stock which the Corporation has authority to issue is One Billion shares of common stock, par value $0.0025 per share ("Common Stock"). The holders of the Common Stock shall be entitled to one (1) vote per share on all matters to be voted on by the Corporation's shareholders. As and when dividends are declared or paid, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis. The holders of the Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of the Common Stock in any liquidation, dissolution or winding up of the Corporation.

B-1

6714 POINTE INVERNESS WAY SUITE 200 FORT WAYNE, IN 46804

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:00 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON MAY 22, 2008. This Proxy Statement and our Annual Report to Stockholders are available on the Internet by accessing our website at www.steeldynamics.com under the heading “Investors.”

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 8:00 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to STEEL DYNAMICS, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	STLDY1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

STEEL DYNAMICS, INC.

NOTE: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE FOLLOWING ITEMS.

To withhold authority to vote for any individual
1.	ELECTION OF DIRECTORS:							nominee(s), mark “For All Except” and write the
					For	Withhold	For All	number(s) of the nominee(s) on the line below.
	01) Keith E. Busse 02) Mark D. Millett 03) Richard P. Teets, Jr. 04) John C. Bates 05) Dr. Frank D. Byrne	06) Paul B. Edgerley 07) Richard J. Freeland 08) Dr. Jürgen Kolb 09) James C. Marcuccilli 10) Daniel M. Rifkin 11) Joseph D. Ruffolo			All	All	Except

					☐	☐	☐

									For	Against	Abstain
Vote On Proposals

2.	TO APPROVE THE AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP AS STEEL DYNAMICS, INC.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2008.								☐	☐	☐

3.	TO APPROVE THE STEEL DYNAMICS, INC.’S 2008 EXECUTIVE INCENTIVE COMPENSATION PLAN.

4.	TO APPROVE THE AMENDMENT OF THE STEEL DYNAMICS, INC.’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK FROM 400 MILLION SHARES TO ONE BILLION SHARES.

5.	TO GIVE PROXIES DISCRETION TO VOTE ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

NOTE: Unless otherwise directed, the proxies will vote “FOR” all of the foregoing items.

Please be sure to sign and date this Proxy.

Mark box at right if comments have been noted on the reverse side of this card.					☐
			Yes	No

Please indicate if you plan to attend this meeting.			☐	☐

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

PROXY

STEEL DYNAMICS, INC.

Solicited on Behalf of the Board of Directors for Steel Dynamics, Inc.’s Annual Stockholders Meeting

Keith E. Busse or Theresa E. Wagler are appointed proxies, with power of substitution, to vote all of the undersigned’s shares held of record March 26, 2008, at STEEL DYNAMICS, INC.’s May 22, 2008 Annual Meeting of Stockholders at 9:00 A.M. EDT in the Calhoun Ballroom of the Grand Wayne Center, 120 West Jefferson Boulevard, Fort Wayne, Indiana (or at any adjournment thereof) on all matters set forth in SDI’s Year 2008 Proxy Statement, as set forth on the reverse side.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name appears on the books of the Company.  Joint owners should each sign personally.  Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign.  If a corporation, this signature should be that of an authorized officer who should state his or her title.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To be Held on May 22, 2008
Table of Contents
STEEL DYNAMICS, INC. 6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804 Telephone: (260) 459-3553
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS To be Held on May 22, 2008
Voting Information
Governance of the Company
Proposal No. 1 Election of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING NOMINEES
INFORMATION ABOUT DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS
Security Ownership of Directors and Executive Officers
Security Ownership of Certain Beneficial Owners
Proposal No. 2 Ratification of the Appointment of Independent Registered Accounting Firm as Auditors
The Board of Directors recommends a vote FOR the approval of the appointment of Ernst & Young LLP as our independent registered accounting firm for 2008.
Proposal No. 3 Approval of Steel Dynamics, Inc. 2008 Executive Incentive Compensation Plan
(Minimum/Maximum Bonus Possibilities Expressed as a Percentage of Base Pay)
The Board recommends a vote FOR approval of the Steel Dynamics, Inc. 2008 Executive Incentive Compensation Plan.
Proposal No. 4 Approval of an Amendment of our Amended and Restated Articles of Incorporation to Increase our Authorized Common Stock from 400 Million Shares to One Billion Shares
Report of the Audit Committee
Report of the Compensation Committee
EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Discussion and Analysis
Pension Benefits Table
Nonqualified Deferred Compensation Table
Policy for the Review, Approval or Ratification of Transactions with Related Persons
Certain Relationships and Related Party Transactions
Other Matters
EXHIBIT A